Exhibit 4.4

DINGDONG (CAYMAN) LIMITED

SIXTH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This SIXTH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (the “Agreement”) is entered into on May 10, 2021, by and among:

1) DINGDONG (CAYMAN) LIMITED (the “Company”), an exempted company incorporated and existing under the Laws of the Cayman Islands;

2) Dingdong Fresh Holding Limited (the “BVI Co”), an exempted company incorporated and existing under the Laws of the British Virgin Islands;

3) Dingdong Fresh (Hong Kong) Limited (the “HK Co”), a limited company incorporated and existing under the Laws of Hong Kong;

4) the Person listed on Schedule 1-A attached to this Agreement (the “Founder”);

5) the Person listed on Schedule 1-B attached to this Agreement (the “Founder Holdco”);

6) Shanghai Yibaimi Network Technology Co., Ltd. (上海壹佰米网络科技有限公司) (the “Domestic Company”), a limited liability company incorporated and existing under the Laws of PRC;

7) the Persons listed on Schedule 1-C attached to this Agreement (the “Domestic Company Subs” and each, a “Domestic Company Sub”);

8) the Persons listed on Schedule 1-D attached to this Agreement (each in the capacity of a holder of the Ordinary Shares (other than the Founder Holdco), an “Ordinary Shareholder” and collectively, the “Ordinary Shareholders”);

9) the Persons listed on Schedule 1-E attached to this Agreement (each in the capacity of a holder of the Series Angel Preferred Shares, a “Series Angel Investor” and collectively, the “Series Angel Investors”);

10) the Persons listed on Schedule 1-F attached to this Agreement (each in the capacity of a holder of the Series Angel+ Preferred Shares, a “Series Angel+ Investor” and collectively, the “Series Angel+ Investors”);

11) the Person listed on Schedule 1-G attached to this Agreement (in the capacity of the holder of the Series Pre-A Preferred Shares, the “Series Pre-A Investor”);

12) the Persons listed on Schedule 1-H attached to this Agreement (each in the capacity of a holder of the Series A Preferred Shares, a “Series A Investor” and collectively, the “Series A Investors”);

13) the Person listed on Schedule 1-I attached to this Agreement (in the capacity of the holder of the Series A+ Preferred Shares, the “Series A+ Investor”);

14) the Persons listed on Schedule 1-J attached to this Agreement (each in the capacity of a holder of the Series B Preferred Shares, a “Series B Investor” and collectively, the “Series B Investors”);

15) the Person listed on Schedule 1-K attached to this Agreement (in the capacity of the holder of the Series B2 Preferred Shares, the “Series B2 Investor”);

16) the Persons listed on Schedule 1-L attached to this Agreement (each in the capacity of a holder of the Series B3 Preferred Shares, a “Series B3 Investor” and collectively, the “Series B3 Investors”);

17) the Person listed on Schedule 1-M attached to this Agreement (in the capacity of a holder of the Series B4-1 Preferred Shares, the “Series B4-1 Investor”);

18) the Persons listed on Schedule 1-N attached to this Agreement (each in the capacity of a holder of the Series B4 Preferred Shares, a “Series B4 Investor” and collectively, the “Series B4 Investors”);

19) the Persons listed on Schedule 1-O attached to this Agreement (each in the capacity of a holder of the Series C1 Preferred Shares, a “Series C1 Investor” and collectively, the “Series C1 Investors”);

20) the Persons listed on Schedule 1-P attached to this Agreement (each in the capacity of a holder of the Series D Preferred Shares, a “Series D Investor” and collectively, the “Series D Investors”); and

21) the Persons listed on Schedule 1-Q attached to this Agreement (each in the capacity of a holder of the Series D+ Preferred Shares, a “Series D+ Investor” and collectively, the “Series D+ Investors”)

Each of the Company, the BVI Co, the HK Co, the Founder, the Founder Holdco, the Domestic Company, the Domestic Company Subs, the Ordinary Shareholders, the Series Angel Investors, the Series Angel+ Investors, the Series Pre-A Investor, the Series A Investors, the Series A+ Investor, the Series B Investors, the Series B2 Investor, the Series B3 Investors, the Series B4 Investors, the Series B4-1 Investor, Series C1 Investors, Series D Investors and Series D+ Investors shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, (i) SVF II Cortex Subco (DE) LLC, the Company and certain other parties are parties to the Series D+ Preferred Share Purchase Agreement dated April 30, 2021 (the “SVF Purchase Agreement”) and (ii) the Company, Dynasty Orchid Limited and certain other parties are parties to the Series D+ Preferred Share Purchase Agreements dated May 3, 2021 (the “Boyu Purchase Agreement”, together with SVF Purchase Agreement, the “Purchase Agreements”).

WHEREAS, in order to induce the Company to enter into the Purchase Agreements to induce the Series D+ Investors to invest funds in the Company pursuant to the Purchase Agreements, which provides that the execution and delivery of this Agreement by the Parties hereto shall be a condition precedent to the consummation of the transactions contemplated thereunder, the Parties hereby agree to enter into this Agreement and that this Agreement shall govern certain shareholder rights and other matters as set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS

For purposes of this Agreement, capitalized terms shall have the meanings set forth in Part I of Exhibit A attached hereto. Unless otherwise specified herein, the rules of interpretation set forth in Part II of Exhibit A shall apply to this Agreement.

2.	REGISTRATION RIGHTS

The registrations rights of the Holders with respect to the Company and the rights and obligations of the Parties with respect to registration of the Registrable Securities are set forth on Exhibit B attached hereto.

The rights set forth in Exhibit B, with respect to the following Holders, shall be transferrable and terminate upon:

(i) all Holders, the later of the date that is:

(A)	five (5) years following the consummation of the Qualified IPO of the Company;

(B)	upon the termination, liquidation, dissolution of the Company and Liquidation Event; and

(ii) a particular Holder, the time as such Holder has disposed all of the then outstanding Registrable Securities held by such Holder in a registered public offering under the Securities Act.

3.	INFORMATION, INSPECTION AND OBSERVER RIGHTS

3.1	Delivery of Financial Statements

The Company shall deliver to each holder of Preferred Shares:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each financial year of the Company, (i) an audited consolidated balance sheets of the Group Companies for such year; (ii) an audited consolidated income statements of the Group Companies for such year; (iii) an audited consolidated statements of cash flows of the Group Companies for such year; such year-end financial statements shall be in reasonable detail, prepared in accordance with GAAP, consistently applied with past practice for earlier periods, and be reviewed by one of the Big-Four Accounting Firms or an accounting firm with permit to conduct securities and futures related business selected by the Company with the approval of the Board of Directors (including the consent and affirmative votes of the Investor Director Majority), and be accompanied by a report thereon by such independent public accountant, in each case to such Investor’s satisfaction; and (iv) if requested by any Investor, a management report of the Group Companies prepared by the management team of the Company for such year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter, (i) an unaudited consolidated balance sheet of the Group Companies as of the last day of such quarter; (ii) an unaudited consolidated income statement of the Group Companies for such quarter; (iii) an unaudited consolidated statement of cash flows of the Group Companies for such quarter; and (iv) primary operation data of the Group Companies of such quarter; and (v) if requested by any Investor, an unaudited and consolidated financial statements of the Group Companies and a management report of the Group Companies prepared by the management team of the Company for such quarter;

(c) as soon as practicable, but in any event, within thirty (30) days prior to the end of each financial year, a proposed capital expenditures and operating budget and business plan of the Group Companies for the next financial year (the “Budget”). The Budgets shall be approved by the Board of Directors, including the consent and affirmative votes of the Investor Director Majority, and be prepared on a monthly basis covering revenues, expenses, cash position, balance sheets and sources and applications of funds statements (including any anticipated or planned capital expenditure or borrowings) for such month and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d) such other information relating to the financial condition, business, prospects, corporate affairs or other material aspects of the Group Companies as any Investor or any assignee of such Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 3.1(d) or any of the above paragraphs to provide information which the Company reasonably deems in good faith (i) to be a trade secret or similar confidential information which shall have been proved and certified by the Board of the Company; or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(e) if for any period any Group Company shall have any Subsidiary whose accounts are consolidated with those of such Group Company, then in respect of such period the consolidated financial statements delivered pursuant to the foregoing sections shall consolidate the financial statements of the Group Companies and all such consolidated Subsidiaries;

(f) such other information as furnished to any other Investor; and

(g) without limitation to the foregoing general requirement, for a period of three (3) years following the Company becoming subject to the filing requirements under the U.S. Securities Exchange Act of 1934 or rules and regulations promulgated by any other securities exchange, the Company shall deliver to such Investor copies of (i) any quarterly, annual, extraordinary or other reports filed by the Company or any other Group Company with the SEC or any other relevant securities exchange, regulatory authority or government agency; and (ii) any annual report or other materials delivered to any other shareholder of the Company or any other Group Company, insofar as such Investor holds any Preferred Share or warrant, any Conversion Share or any other Equity Security at any time during such three (3) year period.

3.2	Inspection

Commencing on the date hereof, the Company and any other Group Company shall permit each Investor holding any Preferred Shares of the Company then issued and outstanding and its authorized representatives, at the expense of such Investor who exercises the inspection right, to visit and inspect the Company or any other Group Company’s properties, and copy books, accounts or other accounting documents of the Group Companies, to examine and audit its books of account and records and to discuss the Company or any other Group Company’s affairs, finances, accounts, operations and conditions with the Founder and employees, officers, directors, auditors, consultants and agents of the Group Companies, all at such reasonable times as may be reasonably requested by such Investor; provided, however, that the Company and any other Group Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers in good faith to be a trade secret or similar confidential information which shall have been proved and certified by the Board of the Company, or would adversely affect the attorney-client privilege between the Company or any other Group Company and its counsel. Notwithstanding the foregoing, if any Investor exercises the inspection rights and discovers any event, circumstance or change that, individually or in the aggregate with one or more other events, circumstances or changes, has had, or could be resonably expected to have, a material adverse effect on the Group Companies, the expense for such Investor’s expense for the inspection rights shall be borne by the Group Companies.

3.3	U.S. Tax Matters

(a) The Company shall (i) determine, with respect to such taxable year whether the Company or any Group Company (or any of their Affiliates) is a passive foreign investment company (the “PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for United States federal income Tax purposes, (ii) report such status to the Investors on or prior to February 15 of each calendar year, and (ii) provide such information reasonably available to the Company to permit such Investor’s Partners to have sufficient information to make a “Qualified Electing Fund” election (a “QEF Election”) or file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto). The Company shall provide annual financial information to the Investors in the form provided in the attached PFIC Exhibit in Exhibit D (or in such other form as may be required to reflect changes in applicable Law) as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than forty five (45) days following the end of each such taxable year). The Company shall also obtain and provide any and all other information reasonably deemed necessary and required by the Investors to comply with the provisions of this Section 3.3(a) or otherwise to comply with applicable United States federal income Tax Laws. The Company shall, upon the request of any Investor, appoint an internationally reputable accounting firm acceptable to such Investor to prepare and submit its United States Tax filings.

(b) If a determination is made by the Company that the Company or any other Group Company is a PFIC for a particular taxable year, then (i) for such year and for each year thereafter, the Company shall also provide each Investor within sixty (60) days upon the request of such Investor with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and any other information reasonably required by an Investor or Investor’s Partner to comply with any reporting or other requirements in connection with the QEF Election; and (ii) the Company must include in its gross income for a particular taxable year its pro rata share of the Group Companies’ earnings and profits pursuant to Section 1293 of the Code, and the Company agrees to make a dividend distribution to the Investors (no later than forty five (45) days following the end of the Company’s taxable year or, if later, forty five (45) days after the Company is informed by the Investors that such Investor’s Partner has been required to recognize such an income inclusion) in an amount equal to fifty percent (50%) of the amount that would be included by any Investor or Investor’s Partner if such Investor or Investor’s Partner was a “United States Person” as such term is defined in Section 7701(a)(30) of the Code and had the Investor or Investor’s Partner made a valid and timely QEF Election which was applicable to such taxable year.

(c) In the event that the Company or any other Group Company is determined by counsel or accountants for an Investor to be a controlled foreign corporation as described in Section 957 of the Code (a “CFC”) with respect to the shares held by the Investor, the Company agrees (a) to use commercially reasonable efforts to avoid generating Subpart F Income (as defined in Section 952 of the Code) (the “Subpart F Income”); and (b) to the extent permitted by Law, to annually make dividend distributions to the Investor in an amount equal to fifty percent (50%) of any income deemed distributed to the Investor that would have been deemed distributed to the Investor pursuant to Section 951(a) of the Code had the Investor’s Partner been a “United States Person” as such term is defined in Section 7701(a)(30) of the Code (or such lesser amount determined by the Investor in its sole discretion). No later than forty five (45) days following the end of each Company taxable year, the Company shall provide the following information to each Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Group Companies’ status as a CFC. In addition, the Company shall provide each Investor with access to such other Group Companies information as may be required by such Investor to determine the Group Companies’ status as a CFC and to determine whether the Investors or any of the Investor’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income Tax return, or to allow such Investor or such Investor’s Partners to otherwise comply with applicable United States federal income Tax Laws. For purposes of this Section 3.3, (i) the term “Investor’s Partners” shall mean each of such Investor’s shareholders, partners, members or other equity holders and any direct or indirect equity owners of such entities and (ii) the “Company” shall mean the Company and any of its Subsidiaries, including the other Group Companies.

(d) The Company will comply and will cause its Subsidiaries, including the Group Companies, to comply with all record-keeping, reporting, and other requests reasonably necessary for the Company and its Subsidiaries to allow such Investor (and any equity-holder of such Investor) to comply with any applicable United States federal income Tax Law (including maintaining any Tax election made by such Investor or equity holder thereof, and including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

(e) Each Group Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times such Group Company is treated as corporation for United States federal income Tax purposes.

(f) The Company shall, and shall cause each Group Company to, timely and accurately file Tax returns in each jurisdiction in which such returns are required to be filed.

(g) The Company shall, if requested by an Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income Tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.

(h) All out-of-pocket expenses incurred by the Company or any Subsidiary, including the other Group Companies, resulting from the affirmative requests of an Investor pursuant to Sections 3.3(a)-(g) above shall be borne by the Company.

3.4	Termination of Information, Inspection and Observer Rights

The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect as to any Investor immediately prior to the consummation of a Qualified IPO.

3.5	Confidentiality

(a) Each Party agrees that it will keep confidential and will not disclose any information (“Confidential Information”) regarding the Transaction Documents or the transactions contemplated thereby, including their existence, provided that such obligation shall not apply to any information which (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5(a) by such Party), (ii) is, has been or becomes independently developed or conceived by or for such Party without use of any Confidential Information, (iii) is, has been made or becomes known or disclosed to such Party by a third party without a breach of any obligation of confidentiality such third party may have, or (iv) is already in the possession of such Party prior to receipt thereof from the disclosing Party; provided, further, that (a) each Party may disclose any of such Confidential Information to its legal advisers, accountants, consultants, and other professionals who are under appropriate nondisclosure obligations imposed by professional ethics, Law or otherwise, (b) each Investor may disclose any of such Confidential Information to any bona fide prospective investor to whom such Investor proposes to Transfer any Equity Securities as long as such prospective investor agrees to be bound by nondisclosure obligations substantially similar to those set forth in the provisions of this Section 3.5(a), (c) each Investor may disclose any of such Confidential Information to any Affiliate of such Investor, or any partner, member, shareholder, Subsidiary, officer, investor (including limited partners) or prospective investor, lender, banker, director, employee, agent, investment advisors, partners, limited partners, former partners, potential partners or potential limited partners, or representative of such Investor or any of its Affiliates, (d) each Party other than the Investors may disclose any of such Confidential Information to any Affiliate, partner, member, shareholder or wholly-owned Subsidiary of the Company in the ordinary course of business, or (e) each Party may disclose any of such Confidential Information as may otherwise be required by Law, pursuant to any requirement of any Governmental Authority, in connection with any legal proceeding or process, or otherwise be legally compelled, provided that such Party shall take reasonable steps to minimize the scope of any such required disclosure to the extent reasonably practicable and legally permissible.

(b) Each Investor further agrees that such Investor will keep in confidence and will not disclose, divulge, or use any confidential information obtained from the Company pursuant to this Agreement for any purpose other than (i) for such Investor to monitor, evaluate and manage its investment in the Company in a reasonable manner, (ii) disclosure of any of such information to its legal advisers, accountants, consultants, and other professionals who are under appropriate nondisclosure obligations imposed by professional ethics, Law or otherwise, (iii) disclosure of any of such information to any bona fide prospective investor to whom such Investor proposes to Transfer any Equity Securities as long as such prospective investor agrees to be bound by nondisclosure obligations substantially similar to those set forth in the provisions of this Section 3.5(b), (iv) disclosure of any of such information to any Affiliate of such Investor, or any partner, member, shareholder, Subsidiary, officer, investor (including limited partners) or prospective investor, director, employee, agent or representative of such Investor or any of its Affiliates, or (v) disclosure as legally requested or compelled (including without limitation, pursuant to securities Laws), provided that such obligation shall not apply to any information which (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5(b) by such Investor), (b) is, has been or becomes independently developed or conceived by or for such Investor without use of such confidential information, (c) is, has been made or becomes known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have, or (d) is already in the possession of such Investor prior to receipt thereof from the Company. The Company acknowledges that the Investors are in the business of private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Group Companies. Nothing in this Agreement shall preclude or in any way restrict an Investor from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of any Group Company.

(c) Notwithstanding anything to the contrary herein or contained in other Transaction Documents, without the prior written consent of the Founder, each Investor or its Affiliate shall not, within eighteen (18) months from the applicable closing of such Investor (which shall extend to the date of closing of any subsequent bona fide equity financing thereafter, only if such Investor or any of its Affiliates makes additional investment in such subsequent equity financing (for the avoidance of doubt, the exercise of warrant issued to Starquest for the subscription of the 139,795 Series B4 Preferred Shares and the conversion of the convertible loan by Starquest into 81,266 Series C1 Preferred Shares in accordance with the CB Purchase Agreement shall not be deemed as additional investment under this Section 3.5(c)) in the Company in such subsequent bona fide equity financing), make any direct or indirect equity investment in the entities engaged in the E-commerce business of fresh food in the PRC under the brand, tradename, App or application programs of 朴朴 or Miss Fresh (每日优鲜) or Meituan Maicai (美团买菜) (as defined in this Section 3.5(c)) and the Subsidiary(ies) of such entities respectively (each, a “Direct Competitor”) (the “Investment Restriction”), provided that:

(i) starting from January 1, 2021, the list of Direct Competitors may be updated once per calendar year upon the request by the Founder and any update of such list shall be promptly notified to the Investors in writing and approved by the Investor Majority, provided that (x) a Person may only be added to the list of Direct Competitors if the main business of such Person and/or its Subsidiaries is E-commerce business of fresh food in the PRC, (y) the total number of the Direct Competitors shall in no event exceed five (5), (z) if any Investor or any of its Affiliates has entered into any agreement in relation to equity financing with any operating entity added into the list of Direct Competitors or has provided bridge loan or convertible loan to such newly added entity or has become a direct or indirect shareholder of such newly added entity before the relevant update of the list of Direct Competitors, the Investment Restriction with respect to such newly added entity shall not apply to such Investor and any of its Affiliates, and (xx) if the Equity Securities of any Person or any Affiliate thereof that holds the business of such Person are listed or traded on any securities exchange, such Person and its Affiliates shall not be added to the list of Direct Competitors;

(ii) to the extent any Investor or any of its Affiliates has become a direct or indirect shareholder of any Direct Competitor before October 31, 2018 or has executed a bridge loan agreement with such Direct Competitor with the bridge loan amount paid, the Investment Restriction shall not apply to such investment by such Investor and any of its Affiliates in such Direct Competitor. For the avoidance of doubt and without prejudice to the foregoing, (x) each of Tiger and Qiming has become a shareholder of Miss Fresh (每日优鲜), and (y) Gaorong has become a shareholder of 朴朴, in each case prior to October 31, 2018, Tiger’s and Qiming’s investment in Miss Fresh (每日优鲜) and Gaorong’s investment in 朴朴 shall not be subject to the Investment Restriction; and

(iii) if any Investor or any of its Affiliates has become a shareholder of Meituan Dianping (美团点评) as of the applicable closing date of such Investor, such Investor and any of its Affiliates shall not be subject to the Investment Restriction under this Section 3.5(c) with respect to its investment in Meituan Dianping (美团点评), but shall be subject to the Investment Restriction with respect to its investment in Meituan Maicai (美团买菜) if and only if Meituan Maicai(美团买菜) starts independent fundraising efforts as an entity separate from Meituan Dianping (美团点评).

(iv) the Investment Restrictions set out in this Section 3.5(c) shall not apply to any Investor receiving equity interest in a Direct Competitor or any newly added entity as a result of any share split, share dividend, bonus issue, value adjustment, anti-dilution adjustment and similar actions of such Direct Competitor and/or newly added entity for nil or nominal consideration.

Subject to Section 8.20 of this Agreement, the Investment Restriction hereof shall terminate upon the earlier of (i) the consummation of the listing or trading of any Equity Securities of such Direct Competitor or its Affiliates on any securities exchange, and (ii) the time when such Investor and/or its Affiliates cease to hold any Equity Securities of the Company and other Group Companies.

For the purposes of this Section 3.5(c), (i) “Meituan Maicai (美团买菜)” means the entity operating under the name or brand of Meituan (美团) whose principal business is conducting the e-commerce business of selling fresh foods (rather than only selling fruits) in the PRC in the pre-delivery warehouse and using instantly delivering model, and (ii) “Affiliate” (x) with respect to any Investor, shall exclude any officer, director, member, employee, or fund manager of such Investor, other fund managed by its fund manager, or trusts controlled by or for the benefit of any above Person, (y) with respect to GA, shall be limited to any Affiliates of GA that are principally focused on companies located in, or with connections to, the PRC; (z) with respect to Coatue, notwithstanding the foregoing, shall be limited to any Affiliates of Coatue that are principally focused on companies located in, or with connections to, the PRC, and exclude limited partners or portfolios of Coatue or any other funds promoted, sponsored, managed, advised or serviced by Coatue Management, L.L.C; (xx) with respect to SVF shall (i) mean Softbank Vision Fund II-2 L.P., and its Subsidiaries, (ii) shall be limited to such Affiliates of SVF as defined in (i) above, that are principally focused on companies located in, or with connections to, the PRC, and (iii) shall exclude any current or prospective limited partners, portfolio companies, employee, officer, director, member, or fund manager of SVF and other funds managed by its fund manager or portfolio companies, and (yy) with respect to Boyu, shall be limited to any entity that directly controls Dynasty Orchid Limited.

Notwithstanding anything to the contrary and with respect to each Investor, the Investment Restriction under this Section 3.5(c) shall not extend to Meituan, a listed company on the Hong Kong Stock Exchange with stock code of 3690.

(d) No announcements regarding any Investor’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of such Investor. Without prejudice to the foregoing and notwithstanding anything to the contrary set forth herein or in any other Transaction Document but subject to Section 7.9, GA and its Affiliates may disclose GA’s investment in the Company on General Atlantic’s website in substantially the same form and substance as the other disclosures made by General Atlantic with respect to its other portfolio company investments.

(e) The provisions of this Section 3.5 shall be in addition to, and not supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

4.	RIGHT OF FIRST OFFER

4.1	Right of First Offer

(a) Subject to the terms and conditions specified in this Section 4.1 and applicable securities Laws, in the event the Company proposes to offer or sell any Additional Equity Securities (in a single transaction or a series of related transactions), each holder of Preferred Shares (each an “Offeree”) shall be entitled to purchase up to its Pro Rata Share (as defined below) of the Additional Equity Securities in accordance with the provisions of this Section 4.1. Each Offeree shall be entitled to apportion such right of first offer granted to it under this Section 4.1 among itself and its partners, members and other Affiliates in such proportions as it deems appropriate, provided that (x) without the consent of the Founder, such partners, members and other Affiliates of the Offeree shall not be a Competitor as listed in Exhibit E which may be updated to include additional Competitors up to once per calendar year upon the written request by the Founder and such list in Exhibit E and any update thereof shall be promptly notified to the Investors and approved by the Board (including the affirmative votes of the Investor Director Majority and the Founder). Each Offeree’s “Pro Rata Share” for purposes of this Section 4.1 is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted and fully-diluted basis) held by such Offeree (for Starquest, the number of Ordinary Shares then held by Starquest and Starquest’s Related Fund shall be aggregated for calculation of the aggregate Pro Rata Share of such Persons), to (b) the total number of Ordinary Shares (calculated on an as-converted and fully-diluted basis) then outstanding immediately prior to the issuance of the Additional Equity Securities.

(b) In the event that the Company proposes to undertake an issuance of any Additional Equity Securities, the Company shall deliver a written notice, in accordance with the provisions of Section 8.4 hereof (the “Offer Notice”), to each of the Offerees stating (i) its bona fide intention to offer such Additional Equity Securities, (ii) the number and type of such Additional Equity Securities to be offered, (iii) the per unit price in cash and the other material terms, if any, upon which it proposes to offer such Additional Equity Securities and (iv) the number of the Additional Equity Securities that each Offeree is entitled to purchase based on its Pro Rata Share of the Additional Equity Securities.

(c) Within ten (10) Business Days after receipt of the Offer Notice (the “Participation Period”), each Offeree shall have an option to elect to purchase up to its Pro Rata Share of the Additional Equity Securities at the same per unit price and on and subject to the same terms as specified in the Offer Notice.

(d) Each Offeree may exercise such purchase option to purchase all or any portion of its Pro Rata Share of the Additional Equity Securities, by notifying the Company in writing, before the expiration of the Participation Period as to the number of such Additional Equity Securities which it wishes to purchase.

(e) If any Offeree fails to exercise the right to purchase its full Pro Rata Share of the Additional Equity Securities within the Participation Period in accordance with this Section 4.1, the Company shall, identify the portion of the Additional Equity Securities which such Offerees have failed to purchase (the “Remaining Securities”), and has 70 Business Days following expiration of the Participation Period to complete the sale of the Remaining Securities to the third-party offeree as identified in the Offer Notice upon terms and conditions (including the per unit purchase price) no more favorable to such offeree than those specified in the Offer Notice. In the event that the Company has not issued and sold such Remaining Securities within such 70-Business Day period, then the Company shall not thereafter issue or sell any Additional Equity Securities without again first offering such Additional Equity Securities to the Offerees pursuant to this Section 4.1.

4.2	Termination

The provisions of this Section 4 shall terminate upon the earlier of (a) immediately prior to the consummation of the Company’s Qualified IPO, and (b) the consummation of a Liquidation Event (other than a change of control of the Company as a result of issuance of additional Equity Securities of the Company).

5.	BOARD COMPOSITION AND VOTING MATTERS

5.1	Board Composition

Each Shareholder agrees to, and each Party hereto shall cause each Shareholder it Controls to, vote all of his, her or its Equity Securities in the Company (whether now owned or hereafter acquired, including which the Shareholder may be empowered to vote), from time to time and at all times, in whatever manner as may be necessary to ensure that at each annual or special meeting of Shareholders at which an election of Directors is held and for the election of Directors pursuant to any written consent of the Shareholders, the following provisions shall be complied with:

(a)

Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港紅星美凱龍全球家居有限公司) (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “Red Star Series A Director”);

(b)

Shanghai Tong Yun Xin Xi Ji Shu Company Limited (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “Dachen Series A Director”);

(c)	The Series Pre-A Investor (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “Series Pre-A Director”);

(d)	YX Venture Holdings Limited (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “Series Angel Director”);

(e)	Tiger (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “Tiger Director”);

(f)	Sequoia (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “Sequoia Director”);

(g)	subject to Section 5.1(k) below, CTG (so long as it continues to hold any Preferred Shares in the Company) shall be entitled to appoint one (1) Director of the Board (the “CTG Director”);

(h)	Subject to Section 5.1(k) below, CMC (so long as it continues to hold any Preferred Shares in the Company) shall be entitled to appoint one (1) Director of the Board (the “CMC Director”);

(i)	Subject to Section 5.1(k) below, GA (so long as it continues to hold any Preferred Shares in the Company) shall be entitled to appoint one (1) Director of the Board (the “GA Director”);

(j)	Subject to Section 5.1(k) below, SVF (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) Director of the Board (the “SVF Director”);

(k)

Unless otherwise agreed by the Founder, if any Investor referred to in Section 5.1(g) to 5.1(j) above no longer holds (together with any Affiliate of such Investor) five percent (5%) of the Equity Securities in the Company (calculated on a fully-diluted basis) after a subsequent bona fide equity financing of the Company after the Closing, where the per share purchase price of such subsequent bona fide equity financing after the Closing is no less than the Original Series C1 Issue Price (as defined in the Restated Articles), then, such Investor shall lose its right to appoint any Director of the Board. Each of the foregoing Investors who loses its right to appoint Director shall be entitled to appoint one (1) observer to attend all meetings of the Board and the Company shall deliver to such observer copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors and inform such observer of the decisions made by Investor Director Majority.

(l)	The Founder, LIANG Changlin, through his Founder Holdco, shall be entitled to appoint one (1) Director of the Board which shall be entitled to eleven (11) votes to the Board;

(m)	Each Director (other than the Director appointed by the Founder in accordance with Section 5.1(l)) shall have one (1) vote when any resolution shall be passed by the Board; and

(n)

Each of Hupo, Qiming, BAI, LFC, Starquest, Coatue and DST Global (so long as it continues to hold any Preferred Shares of the Company) shall be entitled to appoint one (1) observer to attend all meetings of the Board, and the Company shall deliver to such observers copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors and promptly inform such observers of the decisions made by Board.

5.2	Size of the Board; Subsidiaries

Each Shareholder agrees to, and each Party hereto shall cause each Shareholder it Controls to, vote all of its Equity Securities (whether now owned or hereafter acquired, including which the Shareholder may be empowered to vote) from time to time and at all times, in whatever manner shall be necessary to ensure that the size of the Board shall be set in accordance with the provision as provided in Section 5.1. It is further agreed that (i) each of the Investors who is entitled to appoint an Investor Director in accordance with Section 5.1 shall be entitled to elect one (1) director of the board of directors of each other Group Company and other Subsidiaries of the Group Companies (including in the event that the Group Companies shall form or acquire any new Subsidiaries) (the “Subsidiary Board”), (ii) each of the Investors who is entitled to appoint one (1) observer in accordance with Section 5.1 shall be entitled to appoint one (1) observer to the Subsidiary Board at its sole discretion, and (iii) each Party hereof shall, and shall cause each other Party it Controls to, cause that such nominee(s) are appointed to the relevant Subsidiary Board.

5.3	Removal of Board Members and Observer

Each Shareholder also agrees to, and each Party hereto shall cause each Shareholder it Controls to, vote all of his, her or its Equity Securities (whether now owned or hereafter acquired, including which such Shareholder may be empowered to vote) from time to time and at all times in whatever manner as may be necessary to ensure that (i) no Director or observer appointed pursuant to Section 5.1 of this Agreement may be removed from office unless (A) such removal is directed by the holder(s) of Equity Securities who is entitled under Section 5.1 to designate that Director or observer; or (B) the person(s) or entity(ies) originally entitled to designate such Director or observer pursuant to Section 5.1 is no longer so entitled to designate such Director or observer; and (ii) any vacancies created by the resignation, removal or death of a Director or observer appointed pursuant to Section 5.1 shall be filled pursuant to the provisions of Section 5.1. Each Shareholder agrees to, and each Party hereto shall cause each Shareholders it Controls to, execute any written consents and take any action (including causing the Director or observer designated by such Shareholder to provide any written consent and take any action) required to effectuate the provisions of this Agreement, and the Company agrees at the request of any Shareholder entitled to designate a Director to call a special meeting of Shareholders for the purpose of electing Directors.

5.4	Board Committee and Meetings

Each Board committee (if any) shall include all of the Investor Directors. The Board shall meet at least every six months, unless otherwise agreed by the Directors holding a majority of the votes of the Directors, including the unanimous consent of the Investor Directors. All meetings of the Board shall be held either telephonically or in person. The Company shall reimburse the Directors for all reasonable out of pocket expenses incurred in connection with attending any meetings and performing duties of the Board and Subsidiary Boards, and any committee thereof. The Company shall procure that a notice of each meeting, the agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting are sent to all Directors entitled to receive notice of the meeting at least seven (7) days before the meeting. A quorum for a meeting of the Board shall consist of the Directors holding a majority of votes of the Directors, including each Investor Director; provided, however, if such quorum is not present within one hour after the time appointed for the relevant meeting for two (2) consecutive duly called meetings of Directors solely due to the failure of any Investor Director to attend such meetings of Directors after receiving proper notice, then the attendance of the Directors (regardless of the presence of such Investor Director) at the next duly called meeting of Directors shall constitute a quorum.

5.5	Increase in Authorized Share Capital

Each Shareholder agrees to vote all of his, her or its Equity Securities from time to time and at all times, in whatever manner as may be necessary to authorize an increase in the authorized share capital of the Company so that there will be sufficient number of Ordinary Shares available for conversion of all of the then-outstanding Preferred Shares following each adjustment to the conversion price of any Preferred Share under the Restated Articles.

5.6	Specific Enforcement

Each Party acknowledges and agrees that each other Party hereto may be irreparably damaged in the event any of the provisions of this Section 5 is not performed or is otherwise breached by such breaching Party. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to seek an injunction to prevent breaches of this Agreement and to specific performance of this Agreement and its terms and provisions in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which the Company or such Shareholder may be entitled at law or in equity, provided that no injunction or specific performance requirement imposed on any Investor shall have any adverse effect on such Investor or any of its Affiliates’ investment in any entities other than the Group Companies or their respective business operations.

5.7	Term

The provisions of this Section 5 shall be effective as of the date hereof and shall continue to be effective until and shall terminate upon the earlier to occur of (i) immediately prior to the consummation of a Qualified IPO and (ii) the consummation of a Liquidation Event (other than a change of control of the Company as a result of issuance of additional Equity Securities of the Company) provided, however, that the provisions of Section 5.5 shall survive until the holders of Preferred Shares have converted all of their Preferred Shares into Ordinary Shares.

6.	RIGHT OF FIRST REFUSAL, CO-SALE AND RESTRICTIONS ON SALE

6.1	Restrictions on Transfer

(a) Transfer of Shares

Subject to Section 6.6, any proposed assignment, sale, offer to sell, pledge, mortgage or hypothecation of, creation of Encumbrance on, grant of a security interest in, disposition of or any other like transfer of, or suffering to existing (whether by operation of Law or otherwise) any Encumbrance on, through one or a series of transactions, of any right, title or interest in or to any Equity Securities of the Company now or hereafter owned or held by a Party, either directly or indirectly (each, a “Transfer”) shall be made in compliance with the terms of this Section 6. For the avoidance of doubt, any change in the equity interest of the Founder Holdco, including without limitation as a result of (i) the issuance or redemption by the Founder Holdco of any portion of its Equity Securities, or any debenture or obligation in whatsoever nature that is convertible into or exercisable for its Equity Securities, any other right that may grant the recipient rights and privileges similar to that of a shareholder of the Founder Holdco, or in any other manner that may have similar effect to any of the foregoing; or (ii) any Transfer of the Founder Holdco’s Equity Securities, shall constitute a “Transfer” for the purposes of this Agreement.

(b) Prohibition on Transfer of Ordinary Shares held by the Restricted Shareholder

Subject to Section 6.6, in addition to the restrictions set forth in Sections 6.2 and 6.3, prior to the consummation of a Qualified IPO or a Liquidation Event, each Restricted Shareholder shall not effectuate a Transfer, nor shall any Person that holds any interest in the Founder Holdco or any Restricted Shareholder effectuate a Transfer of his Equity Securities or interest in the Equity Securities in the Founder Holdco or any Restricted Shareholder, unless otherwise approved in writing by the Directors holding a majority of the votes of the Board, including the affirmative votes of the Investor Director Majority.

(c) Prohibition on Issuance of Shares or Similar Rights by the Founder Holdco

Subject to Section 6.6, the Founder Holdco shall not, and the Founder shall cause the Founder Holdco not to, prior to the consummation of a Qualified IPO or a Liquidation Event, effectuate a Transfer, unless otherwise approved in writing by the Directors holding a majority of the votes of the Board, including the affirmative votes of the Investor Director Majority.

Save for the exempt transfers set forth in Section 6.6, any Transfer by any Restricted Shareholder shall therefore be subject to the Right of First Refusal and the Right of Co-Sale right described in Sections 6.2 and 6.3 of this Agreement.

(d) Restrictions on Transfer of Shares held by the Investors

Subject to this Section 6.1, each Investor may freely Transfer any Equity Securities of the Company now or hereafter owned or held by them; provided that (i) without the written consent of the Founder, the transferee shall not be a Competitor as listed in the Exhibit E, which list may be updated to include additional Competitors up to once per calendar year upon the written request by the Founder and such list in Exhibit E and any update thereof shall be approved by the Board (including the affirmative votes of the Investor Director Majority and the Founder) and such update shall only become effective upon the approval of the Board; and (ii) the transferee shall execute and deliver an Assumption Agreement in the form attached hereto as Exhibit C-1 and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) upon such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer.

Notwithstanding the foregoing, without the written consent of the Founder, Sequoia and each Series B3 Investor and each Series B4 Investor and each Series C1 Investor and each Series D Investor and each Series D+ Investor shall not Transfer any of its Equity Securities of the Company to any of JD Daojia/7Fresh/Dada (京东到家/7Fresh/达达), Eleme (饿了么), Meituan (美团), Duodian/Wumei (多点/物美), Alibaba（阿里巴巴）and Tencent（腾讯）(collectively, the “Special Competitors”) until two years after, with respect to Sequoia and each Series B3 Investor, the Series B3 Closing (which shall extend to the date of closing of any subsequent bona fide equity financing thereafter, if such Investor or any of its Affiliates makes additional investment in such subsequent financing) or, with respect to each Series B4 Investor, the Series B4 Closing (which shall extend to the date of closing of any subsequent bona fide equity financing thereafter, if such Investor or any of its Affiliates makes additional investment in such subsequent financing, for the avoidance of doubt, the exercise of warrant issued to Starquest for the subscription of the 139,795 Series B4 Preferred Shares on March 22, 2021 and the conversion of certain convertible loan by Starquest into 81,266 Series C1 Preferred Shares in accordance with the CB Purchase Agreement shall not be deemed as additional investment under this Section 6.1(d); the exercise of warrant issued to Gaorong for the subscription of the 179,701 Series Pre-A Preferred Shares, 21,204 Series A+ Preferred Shares, 3,554 Series B Preferred Shares and 57,902 Series C1 Preferred Shares on March 22, 2021 shall not be deemed as additional investment under this Section 6.1(d)), or with respect to each Series C1 Investor, the Series C1 Closing (which shall extend to the date of closing of any subsequent bona fide equity financing thereafter, if such Investor or any of its Affiliates makes additional investment in such subsequent financing, for the avoidance of doubt, the exercise of warrant issued to Starquest for the subscription of 139,795 Series B4 Preferred Shares on March 22, 2021 and the conversion of certain convertible loan by Starquest into 81,266 Series C1 Preferred Shares in accordance with the CB Purchase Agreement shall not be deemed as additional investment under this Section 6.1(d)), or with respect to each Series D Investor, the applicable closing date of its subscription of relevant Series D Preferred Shares (which shall extend to the date of closing of any subsequent bona fide equity financing thereafter, if such Investor or any of its Affiliates makes additional investment in such subsequent financing), or with respect to each Series D+ Investor, the Closing (which shall extend to the date of closing of any subsequent bona fide equity financing thereafter, if such Investor or any of its Affiliates makes additional investment in such subsequent financing). Upon the expiry of such two year period, if Sequoia or any Series B3 Investor or Series B4 Investor or Series C1 Investor or Series D Investor or Series D+ Investor (each, a “Qualified Transferor”) proposes to Transfer any Equity Securities of the Company held by it to any of the Special Competitors (the “Qualified Transfer”), such Qualified Transferor shall deliver a written notice to the Company and the other Investors no later than thirty (30) calendar days prior to the consummation of such Qualified Transfer (the “Qualified Transfer Notice”), which shall contain the material terms and conditions of the Qualified Transfer, including without limitation, (i) a description of the Equity Securities of the Company that such Qualified Transferor proposes to transfer, (ii) the price of such Qualified Transfer, (iii) the form of consideration to be paid and (iv) the identity of the prospective transferee. The Company or its designated party shall have a right of first refusal to purchase all (but not less than all) of the Equity Securities proposed to be transferred by any Qualified Transferor as set out in the Qualified Transfer Notice (the “Qualified Competitor Transfer Shares”) at a price per Ordinary Share (on an as converted basis) that equals to the lower of (i) the same price as described in the Qualified Transfer Notice, and (ii) an amount equal to (x) the per Ordinary Share price (on an as-converted basis) for the bona fide equity financing undertaken by the Company immediately before the Qualified Transfer, plus (y) a compound interest calculated at the rate of 12.5% per annum, calculating during the period commencing from the closing of such foregoing bona fide equity financing and up to and until the proposed closing date of the Qualified Transfer (the “Qualified Competitor Transfer ROFR”). To exercise the Qualified Competitor Transfer ROFR, the Company shall deliver an exercise notice to such Qualified Transferor within ten (10) calendar days after the delivery of the Qualified Transfer Notice (the “Qualified Competitor ROFR Exercise Period”). If the Company elects to exercise the Qualified Competitor Transfer ROFR during the Qualified Competitor ROFR Exercise Period, the Company shall pay the purchase price determined in accordance with this Section 6.1(d) in US dollars in full in immediately available funds for all such Qualified Competitor Transfer Shares at the closing of such transfer, which shall take place no later than sixty (60) calendar days following the delivery of the Qualified Transfer Notice. Notwithstanding anything to the contrary, in the event the Company designates any Person other than a Group Company to exercise such Qualified Competitor Transfer ROFR, such designation shall be subject to the prior written consent of the Investor Director Majority. For the avoidance of doubt, each Investor’s right to transfer to a Special Competitor in accordance with the second paragraph of this Section 6.1(d) shall in no event be restricted or limited by the first paragraph of this Section 6.1(d).

Notwithstanding anything to the contrary, upon the earlier of (i) the expiration of the Qualified Competitor ROFR Exercise Period and (ii) the receipt by any Qualified Transferor of a written notice from the Company that it does not elect to purchase the Equity Securities proposed to be transferred by such Qualified Transferor as set forth in the Qualified Transfer Notice, in each case of (i) and (ii), such Qualified Transferor shall be permitted to Transfer part or all of the Qualified Competitor Transfer Shares to the prospective transferee and for the consideration no less favorable than those set forth in the Qualified Transfer Notice.

6.2	Right of First Refusal

(a) Transfer Notice

Subject to the provisions in Section 6.1 and 6.6, each Restricted Shareholder (including its successors and permitted assignees) (each, a “Transferor”) proposing to make a Transfer shall deliver a written notice (the “First Transfer Notice”) to each holder of Preferred Shares (each an “Eligible Holder”, collectively the “Eligible Holders”) and the Company no later than thirty (30) calendar days prior to the consummation of such Transfer. Such First Transfer Notice shall contain the material terms and conditions of the Transfer, including without limitation (i) a description of the Equity Securities that such Transferor proposes to transfer (the “Transfer Shares”), including the number of such Transfer Shares, (ii) the nature of such Transfer, (iii) the cash consideration to be paid for such Transfer Shares and (iv) the identity of the Prospective Transferee (including the ultimate beneficial owners). In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Transferor with the Eligible Holder that provide a preexisting right of first refusal or other similar rights, the terms of this Agreement shall prevail and the preexisting right of first refusal and other similar rights shall be deemed satisfied by compliance with this Section 6.2.

(b) Grant of Right of First Refusal to Eligible Holders. Each Transferor hereby grants to each Eligible Holder (including its successors and permitted assignees) a right of first refusal (the “Right of First Refusal”) to purchase up to such Eligible Holder’s Pro Rata ROFR Share of the Transfer Shares. To exercise its Right of First Refusal, an Eligible Holder shall deliver an exercise notice to the Transferor and the Company indicating the number of Transfer Shares such Eligible Holder wishes to purchase within ten (10) Business Days after receipt of the First Transfer Notice (the “ROFR Exercise Period”).

An Eligible Holder’s “Pro Rata ROFR Share” shall mean that number equals to the number of Transfer Shares, multiplied by (i) the number of Ordinary Shares then held by such Eligible Holder (on an as-converted but otherwise non-diluted basis; for Starquest, the number of Ordinary Shares then held by Starquest shall include the number of Equity Securities then held by Starquest and Starquest’s Related Fund collectively) at the time of the Transfer Notice, divided by (ii) the total number of Ordinary Shares (on an as-converted but otherwise non-diluted basis) then held by all Eligible Holders at the time of the Transfer Notice.

(c) Re-allotment Notice of Transfer Shares. If any Eligible Holder fails to purchase its full Pro-Rata ROFR Share of the Transfer Shares within the ROFR Exercise Period, then, within five (5) Business Days after the expiration thereof, the Transferor shall send a written notice (the “Re-allotment Notice”) to each Eligible Holder who has fully exercised its Eligible Holder’s Right of First Refusal in accordance with Section 6.2(b) above (each, an “Exercising Eligible Holder”). Such Re-allotment Notice shall include all the information required in the Transfer Notice and shall additionally identify the portion of the Transfer Shares which Eligible Holders who are not Exercising Eligible Holders have failed to purchase (the “Remaining Transfer Shares”).

(d) Re-allotment of Transfer Shares. Each Exercising Eligible Holder shall have a re-allotment right to purchase all or any portion of the Remaining Transfer Shares on the terms and conditions set forth in the Re-allotment Notice. To exercise such re-allotment right with respect to the Remaining Transfer Shares, the Exercising Eligible Holder shall deliver to the Transferor and the Company an exercise notice (the “Re-allotment Exercise Notice”) indicating the additional number of Transfer Shares that it wishes to purchase within ten (10) Business Days after its receipt of the Re-allotment Notice (the “Re-allotment Exercise Period”). Within five (5) Business Days after the expiration of the Re-allotment Exercise Period, the Transferor shall give written notice to the Company and each Eligible Holder confirming and specifying the number of Transfer Shares that such Eligible Holder has elected to purchase (including any re-allotments) by exercising its Right of First Refusal pursuant to this Section 6.2 (the “Confirmation Notice”).

For the purpose of this Section 6.2(d), if the aggregate number of the Remaining Transfer Shares that all Exercising Eligible Holders have indicated a willingness to purchase in their Re-allotment Exercise Notices exceeds the total number of the Remaining Transfer Shares available for purchase, the Remaining Transfer Shares shall be allocated as necessary by the Transferor such that each Exercising Eligible Holder shall receive the lesser of (a) the number of the Remaining Transfer Shares specified in such Exercising Eligible Holder’s Re-allotment Exercise Notice, and (b) the product obtained by multiplying (i) the total number of the Remaining Transfer Shares available for purchase by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted but otherwise non-diluted basis) held by such Exercising Eligible Holder and the denominator of which is the total number of Ordinary Shares (on an as-converted but otherwise non-diluted basis) held by all the Exercising Eligible Holders.

(e) Consideration; Closing. If the purchase price of the Transfer Shares specified in the Transfer Notice is payable in property, services or other non-cash consideration, each Eligible Holder shall have the right to pay the purchase price in the form of cash equal in amount to the value of such non-cash consideration. If the Transferor and the Eligible Holder fail to agree on such cash value within ten (10) calendar days after the date on which the Eligible Holder exercises its Right of First Refusal pursuant to Section 6.2(b) above, the valuation shall be determined by the Board (including the written consents from the Investor Director Majority) in good faith. The closing of the purchase of the Transfer Shares by each electing Eligible Holder shall take place, and the consideration payable such Eligible Holder for the Transfer Shares shall have been delivered to the Transferor, by the later of (i) the intended closing date specified in the Transfer Notice; and (ii) ten (10) Business Days after delivery of the Confirmation Notice. If any Eligible Holder exercises its right of first refusal to purchase the Transfer Shares in accordance with this Section 6.2, then, upon the closing of the purchase of the Transfer Shares by the Eligible Holder, the Transferor will have no further rights as a holder of such Transfer Shares except the right to receive payment for such Transferor Shares from such Eligible Holder in accordance with the terms of this Agreement, and the Transferor will forthwith cause all certificate(s) evidencing such Transfer Shares to be surrendered to the Company or delivered to the relevant Eligible Holder.

(f) Sale to Prospective Transferee. Unless the Eligible Holders elect in the aggregate to purchase all of the Transfer Shares pursuant to this Section 6.2, the Transferor may, subject to Section 6.3, Transfer all the Transfer Shares that are not purchased by the Eligible Holders to the Prospective Transferee on the terms and conditions set forth in the First Transfer Notice, provided that (i) such sale is bona fide, (ii) the price for the sale to the Prospective Transferee is a price not less than the price set forth in the First Transfer Notice and the sale is otherwise on terms and conditions no less favorable to the Transferor than those set forth in the First Transfer Notice, (iii) the Prospective Transferee agrees not to conduct any business that is competing with the Principal Business, and (iv) the Transfer is made within 70 Business Days from the beginning of the Co–Sale Period (as defined below). If such a Transfer does not occur within such 70-Business-Day period for any reason, the restrictions provided for herein shall again become effective, and no Transfer of Equity Securities may be made by the Transferor thereafter without again making an offer to the Eligible Holders in accordance with this Sections 6.2 and Section 6.3.

6.3	Right of Co-Sale

(a) Subject to Section 6.6, if any Transfer Shares subject to a Transfer are not purchased pursuant to Section 6.2 above and thereafter are to be sold to a Prospective Transferee in accordance with Section 6.2(f) (such Transfer Shares, the “Co-Sale Eligible Shares”), each Eligible Holder that has not exercised its rights under Section 6.2(b) (each an “Co-Sale Eligible Holder”) may elect to exercise its right (a “Right of Co-Sale”) and participate on a pro-rata basis in the Transfer on the same terms and conditions specified in the First Transfer Notice. To exercise its Right of Co-Sale, the Co-Sale Eligible Holder shall give the Transferor written notice to that effect within fifteen (15) calendar days (the “Co-Sale Period”) after receipt of the Confirmation Notice as provided in Section 6.2(d), and upon giving such notice the Co-Sale Eligible Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Each Co-Sale Eligible Holder, by exercising its Right of Co-Sale by delivering the written notice provided for above in Section 6.3(a) within the Co-Sale Period, may sell up to such number of Shares held by such Co-Sale Eligible Holder that equals (i) the aggregate number of Co-Sale Eligible Shares, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares held by such Co-Sale Eligible Holder (on an as-converted but otherwise non-diluted basis) at the time of the First Transfer Notice (for Starquest, the number of Ordinary Shares then held by Starquest shall include the number of Equity Securities then held by Starquest and Starquest’s Related Fund collectively) and the denominator of which is (x) the total number of Ordinary Shares held by all Co-Sale Eligible Holders at the time of Transfer Notice (on an as-converted but otherwise non-diluted basis), plus (y) the number of Ordinary Shares held by the Transferor (on an as-converted but otherwise non-diluted basis). To the extent that one or more of the Co-Sale Eligible Holders exercises such Right of Co-Sale in accordance with the terms and conditions set forth herein, the number of Co-Sale Eligible Shares that the Transferor may sell in the Transfer shall be correspondingly reduced. Notwithstanding anything to the contrary in this Section 6.3, if as a result of any Transfer of the Equity Securities by the Transferor, (i) the then outstanding Shares of the Company directly or indirectly held by the Founder collectively will be less than any other shareholder of the Company, and (ii) the number of Directors nominated by the holders of Ordinary Shares will represent less than fifty percent (50%) of the Directors on the Board, each Co-sale Eligible Holder shall be entitled to elect to participate in the Transfer by selling all the Equity Securities it then holds, provided that, to the extent such Transfer constitutes a Liquidation Event, any proceeds from such Transfer shall be distributed to the Parties in accordance with Section 7.12 of this Agreement and section 2 of schedule A of the Restated Articles.

(c) The consummation of the sale of the Co-Sale Eligible Shares (subject to any adjustment to be made pursuant to this Section 6.3) by the Transferor, and the consummation of the sale of the Shares by any Co-Sale Eligible Holder pursuant to the exercise of the Right of Co-Sale, shall occur simultaneously within twenty-five (25) calendar days from the beginning of the Co–Sale Period (the “Co-Sale Closing”). For the avoidance of doubt, the Right of Co–Sale shall not apply with respect to Transfer Shares sold or to be sold to the Company and/or the Eligible Holders pursuant to the exercise of the Right of First Refusal in Section 6.2.

(d) A Co-Sale Eligible Holder shall effect its participation in the Transfer by delivering to the Transferor, at or prior to the Co-Sale Closing, a signed instrument of transfer and one or more share certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of Equity Securities that such Eligible Holder elects to sell in the Transfer; or

(ii) the number of Preferred Shares that are at such time convertible into the number of Ordinary Shares (calculated on an as-converted basis) that such Eligible Holder elects to sell in the Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Shares in lieu of the Ordinary Shares, such Eligible Holder shall first convert the Preferred Shares into Ordinary Shares and deliver such Ordinary Shares as provided above. The Company agrees to make any such conversion in accordance with the Restated Articles.

(e) The terms and conditions of any sale pursuant to this Section 6.3 will be contained in, and governed by, a written purchase and sale agreement with customary terms and provisions for such transaction provided that, a Co-Sale Eligible Holder shall not be obligated in connection with any such Transfer which would trigger a change of Control of the Company (i) to pay any amount with respect to any liabilities arising from the representations and warranties severally made by it in excess of its share of the total consideration paid by the Prospective Transferee, or (ii) to make any representation or warranties concerning the business or assets of the Group or any Group Company.

(f) The register of members of the Company will be updated upon consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the First Transfer Notice and the relevant purchase and sale agreement, and the Transferor shall concurrently therewith remit to each Co-Sale Eligible Holder the portion of the sale proceeds to which such Co-Sale Eligible Holder is entitled pursuant to the exercise of its Right of Co-Sale. If the Prospective Transferee refuse(s) to purchase any Equity Securities from any Co-Sale Eligible Holder exercising its Right of Co-Sale hereunder, the Transferor shall not sell any Transfer Shares to such Prospective Transferee, unless and until, simultaneously with such sale, such Transferor purchases all such Equity Securities from the relevant Co-Sale Eligible Holder.

6.4	Severability

The exercise or election not to exercise any right by any holder of the Preferred Shares hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares in accordance with this Section 6.

6.5	Effect of Failure to Comply

Any Transfer not made in compliance with the requirements of this Agreement (including without limitation this Section 6) shall be null and void ab initio, shall not be recorded on the books or register of the Company or its transfer agent and shall not be recognized by the Company. Each Party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate. Therefore, the Parties hereto agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of shares not made in strict compliance with this Agreement).

6.6	Exempt Transfers

Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6.1, Section 6.2, Section 6.3 and Section 6.4 shall not apply: (i) to a repurchase of the Equity Securities from a Transferor by the Company pursuant to the Share Restriction Agreement; (ii) to any Transfer by the Founder to a trust controlled by the Founder for the benefit of the Founder or any of the Founder’s wholly owned entities or his spouse and lineal descendants (whether natural or adopted), brother, sister, parent for bona fide estate planning purposes, provided that such Transfer will not result in the occurrence of any Liquidation Event or otherwise resulting in a change of Control of the Company or otherwise having a material adverse effect on an initial public offering by the Company; and (iii) the sale of any Equity Securities to the public in a Qualified IPO, provided that for the foregoing subsections (i), (ii) and (iii), (x) adequate documentation therefor is provided to the Investors and that any such transferee agrees in writing to be bound by this Agreement in place of the relevant Transferor and assumes the obligations of the Transferor under the Transaction Documents; and (y) such Transfer is effected in compliance with all applicable laws, including any requirement for the Transferee or assignee to make any required filings with the SAFE pursuant to applicable SAFE Rules and Regulations; provided further that for the foregoing subsection (ii), the Founder shall remain liable for all his obligations under the Transaction Documents.

6.7	Term

The provisions of this Section 6 shall terminate upon the consummation of the Company’s Qualified IPO, provided that Section 6.1(d) shall also terminate upon consummation of Liquidation Event.

7.	ADDITIONAL COVENANTS

7.1	Share Incentive Plan

As of the Closing, the Group Companies shall have established a share incentive option plan (the “ESOP”), under which the Company shall have issued not more than 455,659 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company. Unless approved by the Investor Director Majority, all Key Employees, research and technical employees, officers, directors and consultants of the Company who shall purchase, or receive options to purchase, Shares of the Company under the ESOP shall be required to execute share purchase or option agreements or grant notice providing for (i) vesting of Shares or options over not less than a four-year period with the first fifty percent (50%) of such Shares or options being vested on the second year following two (2) years of continued employment or services, and the remaining Shares or options being vested annually in the following two (2) years thereafter; and (ii) a one-hundred eighty (180) day lockup period following consummation of the Company’s IPO. Without prejudice to the rights of the Investors hereunder, the Company or the entity holding the Shares reserved under the ESOP shall retain a “right of first refusal” with respect to any Transfer of Shares or options issued under the ESOP by any grantee thereof until consummation the Company’s IPO and the right to repurchase unvested Shares or options at cost.

7.2	Protective Provisions

(a) Matters Requiring the Approval of the Preferred Shareholders. So long as there are any Preferred Shares outstanding, in addition to any other vote or consent required elsewhere in this Agreement, the Restated Articles or by any applicable Law, each of the Company and the Group Companies (where applicable) hereby undertakes to each holder of Preferred Shares that it shall not, and the Founder and the Founder Holdco shall cause it not to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the approval of the Investor Majority in advance (for these purposes, references to any action in this Section 7.2(a) shall mean the action of the Company and/or any Group Company), take any action that effects or approves the following transactions, provided that, for the avoidance of doubt, where any act listed in this Section 7.2 requires a special or ordinary resolution of the Shareholders in accordance with the Company Law, and if the Shareholders vote in favor of such act not in accordance with this provision, each holder of Preferred Shares who votes against such act at a meeting of the Shareholders shall have ten (10) times the number of votes of each Shareholder who voted in favor of such act; provided further that (i) for the matters set out in subsections (v) and (vi) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series B Preferred Shares, such approval of the Investor Majority shall include the approval of the holder(s) of the majority of the Series B Preferred Shares; (ii) for the matters set out in subsections (v) and (vi) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series B2 Preferred Shares, such approval of the Investor Majority shall include the approval of the holder(s) of the majority of the Series B2 Preferred Shares; (iii) for the matters set out in subsections (v) and (vi) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series B3 Preferred Shares, such approval of the Investor Majority shall include the approval of the holder(s) of the majority of the Series B3 Preferred Shares; (iv) for the matters set out in subsections (v) and (vi) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series B4 Preferred Shares, such approval of the Investor Majority shall include the approval of the majority of the holders of the Series B4 Preferred Shares (which shall include Starquest), (v) for the matters set out in subsections (v) and (vi) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series C1 Preferred Shares, such approval of the Investor Majority shall include the approval of the holder(s) of the majority of the Series C1 Preferred Shares, (vi) for the matters set out in subsections (v), (vi), (xiii) and (xvii) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series D Preferred Shares, such approval of the Investor Majority shall include the approval of the holder(s) of the majority of the Series D Preferred Shares, (vii) for the matters set out in subsections (v), (vi), (xiii) and (xvii) below to the extent such action would reasonably be expected to change the rights, preference and privilege of the Series D+ Preferred Shares, such approval of the Investor Majority shall include the approval of the holder(s) of the majority of the Series D+ Preferred Shares:

(i) increase, reduce or cancel the authorized share capital or authorized number of any series of shares or increase issued share capital of the Group Companies, or create, authorize the creation of, issue, allot or purchase any shares, debenture or Equity Securities convertible into or carrying a right of subscription in respect of Equity Securities of the Group Companies, or grant or issue any options rights or warrants or which may require the issue of shares of the Group Companies in the future, or do any act which has the effect of diluting or reducing the effective shareholding of the Investors in the Company, excluding (i) any issuance of new shares of Ordinary Shares upon conversion of the Preferred Shares, (ii) any issuance of the Ordinary Shares to persons or entities with which the Company has strategic business relationships (as approved by the Board, including the affirmative votes of Investor Director Majority), (iii) issuance of Ordinary Shares in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company, (vi) issuance of Ordinary Shares (or options or warrants therefor) under the employee stock option plan of the Company, or for any bona fide acquisition of the Equity Securities or assets of any other Person or any equipment financing, in each case as approved by the Board of the Company (including the affirmative vote of Investor Director Majority) or the Shareholders in accordance with this Section 7.2;

(ii) repurchase, redeem or retire any shares of Ordinary Shares of a Group Company (other than (x) waived by employees pursuant to the employee stock option plan of the Company or other employment related equity incentive agreements giving the Company the right to repurchase shares upon the termination of employment; and (y) pursuant to the redemption rights available to the holders of Preferred Shares under the Restated Articles);

(iii) conduct any action that allows, reclassifies, authorizes, creates or issues shares of any class of stock having rights, preferences or privileges superior to or on parity with the Preferred Shares;

(iv) effect any merger, spin-off, consolidation, share acquisition, scheme of arrangement, other corporate reorganization or any transaction or series of transactions of similar effect;

(v) change the rights, preferences and privileges of, or the restrictions provided for the benefit of, the Preferred Shares, provided that the issuance of any class of shares with superior right in bona fide equity financing(s) of the Company which implies a higher valuation of the Company than the implied valuation of the highest Original Issue Price of all Preferred Shares in issue prior to such bona fide equity financing and is duly approved in accordance with this Agreement shall not be a change of the rights, preferences and privileges of, or the restrictions provided for the benefit of, the Preferred Shares contemplated under this Section 7.2(a)(v);

(vi) amend, alter, repeal or waive any provisions of the Restated Articles or any Constitutional Document of any Group Company (other than such revision that does not have an adverse effect on the rights, preferences and privilege of any Preferred Shares or Investor, provided that the issuance of any class of shares with superior right in bona fide equity financing(s) of the Company which implies a higher valuation of the Company than the implied valuation of the highest Original Issue Price of all Preferred Shares in issue prior to such bona fide equity financing and is duly approved in accordance with this Agreement shall not be an “adverse effect” under this Section 7.2(a)(vi));

(vii) appoint a receiver, administrator or other form of external manager for the liquidation or dissolution or winding up of, liquidate, dissolve or wind-up the affairs of, a Group Company, effect any Liquidation Event, or pass any resolution of the directors or the shareholders in respect thereof;

(viii) create or authorize the creation or issuance of any non-convertible debt securities (other than equipment leases or bank lines of credit) unless such debt security has received the prior approval of the Board, including the approval of the Investor Director Majority;

(ix) increase or decrease the number of directors of the Board or the Subsidiary Boards;

(x) appoint, change or remove the accounting firm and/or auditors of the any Group Company, or materially change the accounting and financial policies of any Group Company;

(xi) adopt, amend, terminate or implement the employee stock option plan of the Company or any other equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants of a Group Company, and amend any terms and conditions thereof or reserve additional number of Ordinary Shares for issuance under the employee stock option plan of the Company or any other equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants of a Group Company;

(xii) change the equity ownership of a Group Company (other than any Transfer made pursuant to this Agreement and the Restated Articles);

(xiii) initiate IPO of a Group Company (including but not limited to the stock exchange, timing, and valuation of the IPO), except the initiation and consummation of a Qualified IPO of the Company;

(xiv) acquire or make any investment or incur any commitment other than investments in prime commercial paper, money market funds, certificates of deposit in any international bank having a net worth not in excess of US$5,000,000 at any time in respect of any one transaction and not in excess of US$10,000,000 at any time in related transactions in any financial year of the Group Companies or guaranteed by the United States of America or other sovereign government, in each case having a maturity not in excess of two (2) years;

(xv) sell, transfer, license, pledge, encumber or dispose of the whole or a substantial part of the undertaking goodwill or the assets or property of the Group Companies, or the technology or intellectual property other than non-exclusive licenses granted in the ordinary course of business of a Group Company, with such disposed assets or property with an amount in excess of US$6,000,000 in aggregate in any financial year;

(xvi) change the Principal Business, the business scope or business activities of the Group Companies, enter into new lines of business, cease to conduct or carry on or exit the lines of business of the Group Companies substantially as now conducted;

(xvii) initiate any Trade Sale (as defined in the Restated Articles) that values the Ordinary Shares (on an as-converted basis) of the Company at a price per share that is less than 1.23x the Original Series D+ Issue Price (as defined in the Restated Articles); and

(xviii) authorize, agree or undertake to do any of the foregoing by any Group Company.

(b) Matters Requiring the Approval of the Investor Directors. In addition to any other vote or consent required elsewhere in this Agreement, the Restated Articles or by any applicable Law, each of the Company and the Group Companies hereby undertakes to each holder of Preferred Shares that it shall not, and the Founder and the Founder Holdco shall cause it not to, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without the approval of the Investor Director Majority in advance (for these purposes, references to any action in this Section 7.2(b) shall mean the action of the Company and/or any Group Company), take any action that effects or approves the following transactions, provided that the matter set out in subsection (v) below shall not be approved without the prior written consent of (x) the holder(s) of the majority of the Series B Preferred Shares, (y) the holder(s) of the majority of the Series B2 Preferred Shares, (z) the holder(s) of the majority of the Series B3 Preferred Shares, (xx) the holder(s) of the majority of the Series B4 Preferred Shares (which shall include Starquest), (yy) the holder(s) of the majority of the Series C1 Preferred Shares, and (zz) the holder(s) of majority of the Series D Preferred Shares, and (xxx) the holder(s) of majority of the Series D+ Preferred Shares:

(i) approval or amend the annual budget or business plan of any Group Company (including the Budget);

(ii) make any loan or advance to, or own any stock or other Equity Securities of, any Affiliates of a Group Company or other corporation, partnership, equity joint venture, or other entities in excess of US$5,000,000 in a single transaction or a series of transactions unless it is wholly owned by a Group Company;

(iii) make any loan or advance to any natural person, including employee or director, in excess of US$1,500,000 in a single transaction or a series of transactions, except advances and similar expenditures in the ordinary course of business or under the terms of the employee stock option plan of the Company approved by the Board;

(iv) provide guarantee for any indebtedness, or create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage Encumbrance or other security) on all or any of the undertaking, assets, Equity Securities or rights of a Group Company, except for trade accounts of the Group Companies arising in the ordinary course of business and for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding US$8,000,000 (or its equivalent in other currency or currencies) in a single transaction and not in excess of US$16,000,000 in a series of transactions;

(v) pay or declare any dividends on any shares of the Ordinary Shares or Preferred Shares, and declare or make any distribution of profits amongst the shareholders of the Group Companies by way of dividend, (interim and final) capitalization of reserves or otherwise;

(vi) appoint or remove, or change or settle the terms of appointment and compensation of chairman, chief executive officer, chief financial officer, chief operating officer, chief technology officer, of a Group Company, including approving any option plans;

(vii) incur any indebtedness in excess of US$3,000,000 in a single transaction or a series of transactions that is not already included in a Board-approved budget, other than trade credit incurred in the ordinary course of business and the borrowing from financial institutions for the purposes of ordinary business operations of the Group Companies;

(viii) enter into or be a party to, or approve or make adjustments or modifications to terms of, transactions, agreements or understandings involving the interest of any director, officer, employee or shareholder of the Group Companies or any Affiliate of any such Person, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director, officer, employee or shareholder of the Group Companies or any Affiliate of any such Person, other than transactions resulting in payments to or by any Group Company in an aggregate amount of less than US$1,500,000 per year that are made in the ordinary and usual course of business, pursuant to reasonable requirements of such Group Company’s business and upon fair, reasonable and arm’s length terms that are approved by the Directors holding a majority of the votes of the Board;

(ix) conduct any monthly capital expenditure with an amount in excess of US$8,000,000 that is not already included in a Board-approved budget;

(x) purchase or dispose of any assets or businesses with an amount in excess of US$8,000,000 in a single transaction or a series of transactions;

(xi) approve any investment in the Equity Securities in any third party with an amount in excess of US$8,000,000;

(xii) approve any transaction or series of transactions or any arrangement of exclusivity (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) in excess of US$8,000,000 except for the transactions made in the ordinary course of business;

(xiii) initiate or settle litigation or arbitration with an amount in excess of US$5,000,000 in a single case or a series of related cases;

(xiv) the creation, issuance, sale or sponsorship of any cryptocurrency, decentralized application tokens, protocol tokens, blockchain-based assets or other cryptofinance coins, tokens or similar digital assets; the creation, operation any kind of online, electronic or website platform or system of such digital assets, tools or applications (except for any digital currency or similar currency issued by banks of various countries); and

(xv) authorize, agree or undertake to do any of the foregoing by any Group Company or any of such Group Company’s direct or indirect subsidiaries.

(c) For the avoidance of doubt, any provision under this Section 7.2 shall in no case limit (1) the issuance of Ordinary Shares issued upon conversion of the Preferred Shares, (2) any share redemption in accordance with Section 7.13 or the Restated Articles, (3) the issuance of any Equity Securities to any Investor or any of its Affiliates pursuant to the exercise of the right of first offer as set out in Section 4, (4) the delivery of any information by any Group Company to any Investor in accordance with Section 3, (5) the purchase or sale of any Equity Securities by any Investor pursuant to the Right of First Refusal or Right of Co-Sale, (6) the exercise of the Qualified Competitor Transfer ROFR by the Company or any other Person designated by the Company in accordance with Section 6.1(d), (7) the payment of any liquidation preference amount to any Shareholder in accordance with Section 7.12 or the Restated Articles, (8) the grant of any most favorable nation treatment to any Investor pursuant to Section 7.3, or (9) the consummation of a Qualified IPO of the Company.

7.3	Most Favorable Nation

Each of the Warrantors jointly and severally undertakes to each Series D+ Investor that, save for the director appointment right under Section 5.1, any other right, privilege or protection granted to the Series D+ Investors shall be no less favorable than with those granted to, or will be granted to, the existing shareholders of each of the Group Companies as well as any other Series D+ Investor.

Each of the Warrantors jointly and severally undertakes to each Series D Investor that, save for the director appointment right under Section 5.1, any other right, privilege or protection granted to the Series D Investors shall be no less favorable than with those granted to, or will be granted to, the existing shareholders of each of the Group Companies as well as any other Series D Investor.

Each of the Warrantors jointly and severally undertakes to each Series C1 Investor that any right, privilege or protection granted to the Series C1 Investors shall be no less favorable than with those granted to, or will be granted to, the existing shareholders of each of the Group Companies as well as any other Series C1 Investor, unless otherwise expressly provided in the Transaction Documents (which, for the purposes of this paragraph shall only include the Series C1 Purchase Agreements, this Agreement and the Restated Articles).

Subject to the terms and conditions set forth under the Transaction Documents, the Warrantors jointly and severally undertake to each Series B4 Investor that any right, privilege or protection granted to the Series B4 Investors shall be no less favorable than with those granted to the existing shareholders of each of the Group Companies as well as any other Series B4 Investor as of the date of “Closing” as defined under the Series B4 Share Purchase Agreement unless otherwise provided in the Transaction Documents.

Subject to the terms and conditions set forth under the Transaction Documents, the Warrantors jointly and severally undertake to each Series B3 Investor that any right, privilege or protection granted to the Series B3 Investors shall be no less favorable than with those granted to the existing shareholders of each of the Group Companies as well as any other Series B3 Investor as of the date of “Closing” as defined under the Series B3 Share Purchase Agreement unless otherwise provided in the Transaction Documents.

Subject to the terms and conditions set forth under the Transaction Documents, the Warrantors jointly and severally undertake to the Series B2 Investor that any right, privilege or protection granted to the Series B2 Investor shall be no less favorable than with those granted to the existing shareholders of each of the Group Companies as of the date of “Closing” as defined under the Series B2 Share Purchase Agreement unless otherwise provided in the Transaction Documents.

7.4	Non-compete; Non-solicitation

(a) The Founder hereby covenants and undertakes that he shall, and each other Warrantor shall cause each of the Founder and the Key Employees to, devote their full working time and attention to the business of the Group Companies during their respective employment with the Group Companies. The Founder shall, and each other Warrantor shall cause each of the Founder and the Key Employees to, use their best efforts to develop the business and care for the interests of the Group Companies. The Founder hereby further covenants and undertakes that, unless conducted through the Group Companies or upon the prior written consents of the Investors, during the period when he or any of the Key Employees is holding any office in and/or directly or indirectly holds any Equity Securities in any of the Group Companies and for a further period of twenty-four (24) months thereafter, he shall not, and cause the Key Employees not to, directly or indirectly through any Person, own, manage, be engaged in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that competes, or reasonably be expected to compete, with the Principal Business of the Group Companies. The Founder expressly agrees that the undertakings and limitations set forth in this Section 7.4(a) are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any part of this Section 7.4(a) is more restrictive than permitted by the Laws of any jurisdiction in which a Party seeks enforcement thereof, then such part will be severed and this Section 7.4(a) shall be enforced to the maximum extent permitted by Law.

(b) The Founder further covenants and undertakes that, during the period when he is holding any office in and/or directly or indirectly holds any Equity Securities in any of the Group Companies and for a further period of twenty-four (24) months thereafter, he shall not, and shall cause the Key Employees not to, cause, solicit, induce or encourage any employees of the Group Companies to leave such employment or hire, employ or otherwise engage any such individual, or cause, induce or encourage any actual or prospective client, customer, supplier, licensee or licensor of the Group Companies or any other Person who has a material business relationship with the Group Companies, to terminate or modify to the detriment of the Group Companies its/his business relationship with any Group Company.

7.5	Employee Agreements

All of the Founder, the Key Employees and other members of senior management of the Group Companies shall have entered into (i) an employment agreement and a non-disclosure and proprietary rights assignment agreement and (ii) a Letter of Commitment and Non-Compete providing at least a two-year post-employment non-compete, no-hire and non-solicitation obligations.

The Group Companies shall, and the Founder shall cause the Group Companies to, enter into (i) an employment agreement and a non-disclosure and proprietary rights assignment agreement and (ii) a Letter of Commitment and Non-Compete providing at least a two-year post-employment non-compete, no-hire and non-solicitation obligations, in substantially the same form and substance of the similar documents entered into with the Key Employees and other existing members of senior management of the Group Companies, with any future member of senior management of the Group Companies, promptly after such person becomes an employee of any Group Company.

7.6	Voting Agreement

Except as otherwise required by Law or as set forth in the Restated Articles, (i) the holder of any Ordinary Shares issued and outstanding shall have one (1) vote for each Ordinary Share held by such holder, and (ii) the holder of any Preferred Share shall be entitled to the number of votes equal to the number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of Shareholders is solicited, such votes to be counted together with all other Equity Securities of the Company having general voting power and not a separate class except as provided under Section 7.1 of this Agreement, in the Transaction Documents or as required by Laws.

7.7	Anti-Corruption Law Compliance

Each Group Company covenants and undertakes that it shall not and the other Warrantors shall cause the Group Companies not to (and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the United Kingdom Bribery Act 2010 (the “U.K. Bribery Act”), or any other applicable anti-bribery or anti-corruption law. Each Group Company further covenants and undertakes that it shall (and shall cause each of its Subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by any Group Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Each Group Company further covenants and undertakes that it shall and shall cause each of its Subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Each Group Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA, the U.K. Bribery Act, or any other applicable anti- bribery or anti-corruption law.

7.8	Restriction on the Use of “Sequoia”, “Tiger”, “Gaorong” and Confidentiality

Without the written consent of Sequoia, the Group Companies, their shareholders (excluding Sequoia), and the Founder, shall not use the name or brand of Sequoia or its Affiliate, claim itself as a partner of Sequoia or its Affiliate and make any similar representations. Without the written consent of Sequoia, the Group Companies, their shareholders (excluding Sequoia), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Sequoia’s subscription of Equity Securities of the Company.

Without the written consent of Tiger, the Group Companies, their shareholders (excluding Tiger), and the Founder, shall not use the name or brand of “Tiger”, “老虎”, “老虎环球” or its Affiliate, claim itself as a partner of Tiger or its Affiliate and make any similar representations. Without the written consent of Tiger, the Group Companies, their shareholders (excluding Tiger), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Tiger’s subscription of Equity Securities of the Company.

Without the written consent of Gaorong, the Group Companies, their shareholders (excluding Gaorong), and the Founder, shall not use the name or brand of Gaorong or its Affiliate, claim itself as a partner of Gaorong or its Affiliate and make any similar representations. Without the written consent of Gaorong, the Group Companies, their shareholders (excluding Gaorong), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Gaorong’s subscription of Equity Securities of the Company.

7.9	Restriction on the Use of “CMC”, “Ocean Link” , “Skycus”, “Starquest” , “Qiming”, “General Atlantic”, “Hony”, “Coatue”, “AMF-4”, “DST Global”, “SoftBank”, “Boyu” and Confidentiality

Without the written consent of CMC, the Group Companies, their shareholders (excluding CMC), and the Founder and their respective Affiliates, shall not use the name or brand of CMC or its Affiliate, claim itself as a partner of CMC or its Affiliate and make any similar representations. Without the written consent of CMC, the Group Companies, their shareholders (excluding CMC), and the Founder and their respective Affiliates, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or CMC’s subscription of Equity Securities of the Company.

Without the written consent of Ocean Link, the Group Companies, their shareholders (excluding Ocean Link), and the Founder, shall not use the name or brand of Ocean Link or “鸥翎” or that of any Affiliate of Ocean Link, claim itself as a partner of Ocean Link or its Affiliate and make any similar representations. Without the written consent of Ocean Link, the Group Companies, their shareholders (excluding Ocean Link), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Ocean Link’s subscription of Equity Securities of the Company.

Without the written consent of Skycus, the Group Companies, their shareholders (excluding Skycus), and the Founder, shall not use the name or brand of Skycus or that of any Affiliate of Skycus, claim itself as a partner of Skycus or its Affiliate and make any similar representations. Without the written consent of Skycus, the Group Companies, their shareholders (excluding Skycus), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Skycus’s subscription of Equity Securities of the Company.

Without the written consent of Starquest, the Group Companies, their shareholders (excluding Starquest), and the Founder, shall not use the name or brand of Starquest or its Affiliate, claim itself as a partner of Starquest or its Affiliate and make any similar representations. Without the written consent of Starquest, the Group Companies, their shareholders (excluding Starquest), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Starquest’s subscription of Equity Securities of the Company.

Without the written consent of Qiming, the Group Companies, their shareholders (excluding Qiming), and the Founder, shall not use the name or brand of Qiming or “启明” or that of any Affiliate of Qiming, claim itself as a partner of Qiming or its Affiliate and make any similar representations. Without the written consent of Qiming, the Group Companies, their shareholders (excluding Qiming), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Qiming’s subscription of Equity Securities of the Company.

Without the written consent of GA, the Group Companies, their shareholders (excluding GA), the Founder and their respective Affiliates, shall not use the name or brand of GA or its Affiliates, claim itself as a partner of GA or its Affiliates and make any similar representations. Without the written consent of GA, the Group Companies, their shareholders (excluding GA), the Founder and their respective Affiliates, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or GA’s subscription of Equity Securities of the Company.

Without the written consent of Hony, the Group Companies, their shareholders (excluding Hony), and the Founder, shall not use the name or brand of Hony or “弘毅” or that of any Affiliate of Hony claim itself as a partner of Hony or its Affiliate and make any similar representations. Without the written consent of Hony, the Group Companies, their shareholders (excluding Hony), and the Founder, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Hony’s subscription of Equity Securities of the Company.

Without the written consent of Coatue, the Group Companies, their shareholders (excluding Coatue), and the Founder and their respective Affiliates, shall not use the name or brand of Coatue or its Affiliate, claim itself as a partner of Coatue or its Affiliate and make any similar representations. Without the written consent of Coatue, the Group Companies, their shareholders (excluding Coatue), and the Founder and their respective Affiliates, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or Coatue’s subscription of Equity Securities of the Company.

Without the written consent of AMF-4, the Group Companies, their shareholders (excluding AMF-4), and the Founder and their respective Affiliates, shall not use the name or brand of AMF-4 or any of its Affiliates (including, without limitation, Aspex Management (HK) Limited), claim itself as a partner of AMF-4 or any of its Affiliates and make any similar representations. Without the written consent of AMF-4, the Group Companies, their shareholders (excluding AMF-4), and the Founder and their respective Affiliates, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of this Agreement or AMF-4’s subscription of Equity Securities of the Company.

Without the written consent of DST Global, the Group Companies, their shareholders (excluding DST Global), and the Founder and their respective Affiliates, shall not use the name or brand of DST Global or its Affiliate, claim itself as a partner of DST Global or its Affiliate and make any similar representations. Without the written consent of DST Global, the Group Companies, their shareholders (excluding DST Global), and the Founder and their respective Affiliates, shall not make or cause to be made, any press release, public announcement or other disclosure to any third party in respect of the Shareholders’ Agreement or DST Global’s subscription of Equity Securities of the Company.

Without the prior written consent of SVF in each instance, the Group Companies, their shareholders (excluding SVF), and the Founder and their respective Affiliates, shall not (a) use in advertising, publicity, or otherwise the name of SoftBank Group, Softbank Vision Fund II-2 L.P. or any of their affiliates (collectively or any member thereof, as the context requires, “SoftBank”), or any partner or employee of an Affiliate of SoftBank, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by SoftBank or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by SoftBank or an Affiliate of SoftBank. The Company further agrees that it shall obtain the written consent from SoftBank prior to the Company’s issuance of any public statement expressly detailing any information hereunder.

Without the prior written consent of Boyu, the Company shall not, and shall procure the Group Companies not to use, publish, reproduce, or refer to the name of Boyu, its affiliates and/or controlling persons, or the name “博裕”, “博裕资本”, “Boyu”, “Boyu Capital” or any of its derivatives in English, or any translation thereof in any other language, or use the Chinese expression or any similar name, trademark or logo in any discussion, documents, materials, press release, media, and other means, including without limitation for marketing, public announcement concerning investment, business relationship or involvement or other purposes. The Company agrees to indemnify Boyu for money damages or equitable relief in the event of a breach of this Section 7.9 by the Company or the Group Companies.

7.10	SAFE Registration

The Founder and any other Person who is required to comply with the SAFE Rules and Regulations shall, and each of the other Warrantors shall cause them to, at the expense of such Founder or such other Person, fully comply with all requirements of the PRC Governmental Authorities with respect to his/her direct or indirect holding of Equity Securities in the Founder Holdco, the Company, the BVI Co and the HK Co on a continuing basis (including, but not limited to, all reporting and updating obligations imposed by and all Consent required by the SAFE Rules and Regulations and the PRC Governmental Authorities in connection therewith).

7.11	Compliance with Law

Each Group Company shall, and the Founder and the Founder Holdco shall, cause the Group Companies to, comply with applicable Laws and regulations in all material respects on a continuing basis, including without limitation compliance with the applicable Laws regarding foreign investments, corporate registration and filing, foreign exchange, advertisement, telecommunication and e-commerce, intellectual property rights, Taxation, labor and social welfare, welfare funds, insurance and pensions or the like, and the Anti-Corruption Laws. Each Group Company shall, and the Founder and the Founder Holdco shall, cause the Group Companies to, at all times maintain the necessarily required governmental permits or licenses required to conduct the Principal Business and any other business conducted by the Group Companies at any given time, and shall not permit any Group Company to conduct any business for which it does not have the appropriate governmental permits or licenses.

7.12	Liquidation Preference

(a) Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company or any Liquidation Event, whether voluntary or involuntary:

(i)

Before any distribution or payment is made to the holders of the Series D Preferred Shares, the Series C1 Preferred Shares, the Series B4 Preferred Shares, the Series B4-1 Preferred Shares, the Series B3 Preferred Shares, the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series D+ Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series D+ Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series D+ Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series D+ Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series D+ Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series D+ Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(i), the holders of Series D+ Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series D+ Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(i) is hereinafter referred to as the “Series D+ Liquidation Amount”. Notwithstanding anything to the contrary in the Transaction Documents, with respect to each holder of the Series D+ Preferred Shares, any waiver or amendment to its respective Series D+ Liquidation Amount and the right to receive such Series D+ Liquidation Amount shall require the prior written consent of such holder of the Series D+ Preferred Shares.

(ii)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares pursuant to Section 7.12(a)(i) above, before any distribution or payment is made to the holders of the Series C1 Preferred Shares, the Series B4 Preferred Shares, the Series B4-1 Preferred Shares, the Series B3 Preferred Shares, the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series D Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series D Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series D Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series D Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series D Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series D Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(ii), the holders of Series D Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series D Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(ii) is hereinafter referred to as the “Series D Liquidation Amount”. Notwithstanding anything to the contrary in the Transaction Documents, with respect to each holder of the Series D Preferred Shares, any waiver or amendment to its respective Series D Liquidation Amount and the right to receive such Series D Liquidation Amount shall require the prior written consent of such holder of the Series D Preferred Shares.

(iii)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount and the aggregate Series D Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares and the holders of the Series D Preferred Shares pursuant to Section 7.12(a)(i) and Section 7.12(a)(ii) above, before any distribution or payment is made to the holders of the Series B4 Preferred Shares, the Series B4-1 Preferred Shares, the Series B3 Preferred Shares, the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series C1 Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series C1 Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series C1 Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series C1 Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series C1 Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series C1 Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(iii), the holders of Series C1 Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series C1 Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(iii) is hereinafter referred to as the “Series C1 Liquidation Amount”.

(iv)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount and the aggregate Series C1 Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares and the holders of the Series C1 Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii) and Section 7.12(a)(iii) above, before any distribution or payment is made to the holders of the Series B4-1 Preferred Shares, the Series B3 Preferred Shares, the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series B4 Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series B4 Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series B4 Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series B4 Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series B4 Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series B4 Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(iv), the holders of Series B4 Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series B4 Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(iv) is hereinafter referred to as the “Series B4 Liquidation Amount”.

(v)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount and the aggregate Series B4 Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares and the holders of the Series B4 Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii) and Section 7.12(a)(iv) above, before any distribution or payment is made to the holders of the Series B3 Preferred Shares, the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series B4-1 Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series B4-1 Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series B4-1 Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series B4-1 Preferred Shares (for the avoidance of doubt, the actual payment date of the purchase price for the Series B4-1 Preferred Shares shall be deemed to be August 31, 2016), plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series B4-1 Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its Shareholders shall be insufficient to pay each holder of the Series B4-1 Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(v), the holders of Series B4-1 Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series B4-1 Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(v) is hereinafter referred to as the “Series B4-1 Liquidation Amount”.

(vi)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount and the aggregate Series B4-1 Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares and the holders of the Series B4-1 Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv) and Section 7.12(a)(v) above, before any distribution or payment is made to the holders of the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series B3 Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series B3 Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series B3 Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series B3 Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series B3 Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series B3 Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(vi), the holders of Series B3 Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series B3 Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(vi) is hereinafter referred to as the “Series B3 Liquidation Amount”.

(vii)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount and the aggregate Series B3 Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, and the holders of the Series B3 Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v) and Section 7.12(a)(vi) above, before any distribution or payment is made to the holders of the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series B2 Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series B2 Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series B2 Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series B2 Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series B2 Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series B2 Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(vii), the holders of Series B2 Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series B2 Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(vii) is hereinafter referred to as the “Series B2 Liquidation Amount”.

(viii)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount, the aggregate Series B3 Liquidation Amount and the aggregate Series B2 Liquidation Amount have been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, the holders of the Series B3 Preferred Shares and the holders of the Series B2 Preferred Shares pursuant to Section 7.12 (a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v), Section 7.12(a)(vi) and Section 7.12(a)(vii) above, before any distribution or payment is made to the holders of the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series B Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series B Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of its Original Series B Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series B Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series B Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay each holder of the Series B Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(viii), the holders of Series B Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by it upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series B Preferred Shares are entitled to receive on a per share basis under this Section 7.12(a)(viii) is hereinafter referred to as the “Series B Liquidation Amount”.

(ix)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount, the aggregate Series B3 Liquidation Amount, the aggregate Series B2 Liquidation Amount and the aggregate Series B Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, the holders of the Series B3 Preferred Shares, the holders of the Series B2 Preferred Shares and the holders of the Series B Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v), Section 7.12(a)(vi), Section 7.12(a)(vii) and Section 7.12(a)(viii) above, before any distribution or payment is made to the holders of the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series A+ Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series A+ Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of the Original Series A+ Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series A+ Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series A+ Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of the Series A+ Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(ix), the holders of Series A+ Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series A+ Preferred Shares is entitled to receive on a per share basis under this Section 7.12(a)(ix) is hereinafter referred to as the “Series A+ Liquidation Amount”.

(x)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount, the aggregate Series B3 Liquidation Amount, the aggregate Series B2 Liquidation Amount, the aggregate Series B Liquidation Amount and the Series A+ Liquidation Amount has been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, the holders of the Series B3 Preferred Shares, the holders of the Series B2 Preferred Shares, the holders of the Series B Preferred Shares and the holders of the Series A+ Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v), Section 7.12(a)(vi), Section 7.12(a)(vii), Section 7.12(a)(viii) and Section 7.12(a)(ix) above, before any distribution or payment is made to the holders of the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares, the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares (other than the Series A Preferred Shares) by its reason of his or its ownership of such shares, each holder of Series A Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of the Original Series A Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series A Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series A Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of the Series A Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(x), the holders of Series A Preferred Shares shall share ratably in any distribution of the entire assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series A Preferred Shares is entitled to receive on a per share basis under this Section 7.12(a)(x) is hereinafter referred to as the “Series A Liquidation Amount”.

(xi)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount, the aggregate Series B3 Liquidation Amount, the aggregate Series B2 Liquidation Amount, the aggregate Series B Liquidation Amount, the Series A+ Liquidation Amount and the Series A Liquidation Amount have been distributed or paid in full to the holders of the holders of the Series D+ Preferred Shares, the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, the holders of the Series B3 Preferred Shares, the holders of the Series B2 Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series A+ Preferred Shares and the holders of the Series A Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v), Section 7.12(a)(vi), Section 7.12(a)(vii), Section 7.12(a)(viii), Section 7.12(a)(ix) and Section 7.12(a)(x) above, before any distribution or payment is made to the holders of the Series Angel+ Preferred Shares, the Series Angel Preferred Shares or the Ordinary Shares or any other class or series of shares (other than the Series Pre-A Preferred Shares), each holder of Series Pre-A Preferred Shares shall be entitled to receive an amount equal to the sum of one hundred percent (100%) of the Original Series Pre-A Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) and an eight percent (8%) annual compound interest calculated from the actual payment date of its purchase price for the Series Pre-A Preferred Shares, plus all dividends accrued or declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series Pre-A Preferred Share then held by such holder. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series Pre-A Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(xi), the holders of Series Pre-A Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series Pre-A Preferred Shares is entitled to receive on a per share basis under this Section 7.12(a)(xi) is hereinafter referred to as the “Series Pre-A Liquidation Amount”.

(xii)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount, the aggregate Series B3 Liquidation Amount, the aggregate Series B2 Liquidation Amount, the aggregate Series B Liquidation Amount, the Series A+ Liquidation Amount, the Series A Liquidation Amount and the Series Pre-A Liquidation Amount have been distributed or paid in full to the holders of the holders of the Series D+ Preferred Shares, the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, the holders of the Series B3 Preferred Shares, the holders of the Series B2 Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series A+ Preferred Shares, the holders of the Series A Preferred Shares and the holders of the Series Pre-A Preferred Shares pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v), Section 7.12(a)(vi), Section 7.12(a)(vii), Section 7.12(a)(viii), Section 7.12(a)(ix), Section 7.12(a)(x) and Section 7.12(a)(xi) above, before any distribution or payment is made to the holders of the Ordinary Shares and Series Angel Preferred Shares or any other class or series of shares (other than the Series Angel+ Preferred Shares), each holder of the Series Angel+ Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series Angel+ Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series Angel+ Preferred Share then held by it. If upon any such liquidation, dissolution, or winding up of the Company or any Liquidation Event, the assets of the Company available for distribution to its shareholders shall be insufficient to pay such holders of the Series Angel+ Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(xii), such holders of Series Angel+ Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Series Angel+ Preferred Shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series Angel+ Preferred Shares is entitled to receive on a per share basis under this Section 7.12(a)(xii) is hereinafter referred to as the “Series Angel+ Liquidation Amount”.

(xiii)

If there are any assets or funds remaining after the aggregate Series D+ Liquidation Amount, the aggregate Series D Liquidation Amount, the aggregate Series C1 Liquidation Amount, the aggregate Series B4 Liquidation Amount, the aggregate Series B4-1 Liquidation Amount, the aggregate Series B3 Liquidation Amount, the aggregate Series B2 Liquidation Amount, the aggregate Series B Liquidation Amount, the Series A+ Liquidation Amount, the Series A Liquidation Amount, the Series Pre-A Liquidation Amount and the Series Angel+ Liquidation Amount have been distributed or paid in full to the holders of the Series D+ Preferred Shares, the holders of the Series D Preferred Shares, the holders of the Series C1 Preferred Shares, the holders of the Series B4 Preferred Shares, the holders of the Series B4-1 Preferred Shares, the holders of the Series B3 Preferred Shares, the holders of the Series B2 Preferred Shares, the holders of the Series B Preferred Shares, the holders of the Series A+ Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Series Pre-A Preferred Shares and the holders of the Series Angel+ Preferred Shares, pursuant to Section 7.12(a)(i), Section 7.12(a)(ii), Section 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12(a)(v), Section 7.12(a)(vi), Section 7.12(a)(vii), Section 7.12(a)(viii), Section 7.12(a)(ix), Section 7.12(a)(x), Section 7.12(a)(xi) and Section 7.12(a)(xii) above, before any distribution or payment is made to the holders of the Ordinary Shares, each holder of the Series Angel Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series Angel Issue Price (as defined in the Restated Articles) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in respect with each Series Angel Preferred Share then held by such holder. If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay such holders of the Series Angel Preferred Shares the full amount to which they shall be entitled under this Section 7.12(a)(xiii), such holders of Series Angel Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which the holders of Series Angel Preferred Shares is entitled to receive on a per share basis under this Section 7.12(a)(xiii) is hereinafter referred to as the “Series Angel Liquidation Amount”.

(xiv)

After distribution or payment in full of the amount distributable or payable on the Series D+ Preferred Shares, the Series D Preferred Shares, the Series C1 Preferred Shares, the Series B4 Preferred Shares, the Series B4-1 Preferred Shares, the Series B3 Preferred Shares, the Series B2 Preferred Shares, the Series B Preferred Shares, the Series A+ Preferred Shares, the Series A Preferred Shares, the Series Pre-A Preferred Shares, the Series Angel+ Preferred Shares and the Series Angel Preferred Shares pursuant to Section 7.12(a)(i), Sections 7.12(a)(ii), Sections 7.12(a)(iii), Section 7.12(a)(iv), Section 7.12 (a)(v), Section 7.12 (a)(vi), Section 7.12(a)(vii), Section 7.12(a)(viii), Section 7.12(a)(ix), Section 7.12(a)(x) Section 7.12(a)(xi), Section 7.12(a)(xii) and Section 7.12(a)(xiii), the remaining assets of the Company available for distribution to shareholders, if any, shall be distributed ratably among the holders of outstanding Ordinary Shares and Preferred Shares, on a pro rata basis, based on the number of Ordinary Shares then held by each holder on an as-converted basis.

(b) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the shareholders of the Company upon any liquidation, dissolution, or winding up of the Company or any Liquidation Event shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Company or the acquiring Person. If the amount deemed paid or distributed under this Section 7.12(b) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined in good faith by the Board (including the affirmative votes of the Investor Director Majority). Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including the affirmative votes of the Investor Director Majority).

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in paragraphs (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board (including the affirmative votes of the Investor Director Majority), or by a liquidator if one is appointed.

The Investor Majority shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 7.12(b), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne by the Company.

(c) Allocation of Escrow or Contingent Consideration. In the event of any liquidation, dissolution, or winding up of the Company or a Liquidation Event, if any portion of the consideration payable to the shareholders of the Company is placed into escrow, the relevant acquisition agreement shall provide that (i) the portion of such consideration that is placed in escrow shall be allocated among the holders of shares of the Company pro rata based on the amount of such consideration payable to each shareholder (such that each shareholder has the same percentage of the total consideration payable to it placed into escrow), and (ii) the portion of such consideration that is not placed in escrow shall be allocated among the holders of shares of the Company, in accordance with Section 7.12(a) as if the total consideration payable to the shareholders of the Company, without deduction for the escrowed amount, were being paid to the shareholders of the Company. In the event of any liquidation, dissolution, or winding up of the Company or a Liquidation Event, to the extent the amount of consideration or proceeds received by any Party exceeds such amount that it is entitled to receive pursuant to Section 7.12(a), such Party shall pay over any such excess amount to the relevant other Parties to the effect that the relevant consideration or proceeds are distributed or allocated in accordance with Section 7.12(a).

7.13	Redemption

(a) Subject to the provisions of the Restated Articles, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by resolution determine. For the avoidance of doubt, notwithstanding anything to the contrary herein or under any other Transaction Document, no Preferred Share may be redeemed by the Company without the prior written consent of the holder thereof.

(b) Subject to the provisions of the Restated Articles, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorized by the Company in general meeting (unless the redemption is in respect of the Preferred Shares in accordance with the provisions of this Agreement and Restated Articles) and may make payment therefor in any manner authorized by the Companies Act (as amended) of the Cayman Islands (as amended from time to time), including out of capital.

(c) Notwithstanding any provisions to the contrary in the Restated Articles, the Preferred Shares shall be redeemable as provided herein:

(i)

Optional Redemption. With respect to the holders of Preferred Shares, at any time after the earlier of (x) five (5) years after the Closing, provided that a Qualified IPO or a Trade Sale (as defined in the Restated Articles) that values the Company at a minimum price of 1.23×US$5,130,000,000 with a per share price immediately prior to such Trade Sale being no less than 1.23 × US$775.93, subject to adjustment from time to time for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event and without considering any increase, decrease or adjustment of shares reserved for or issued to the ESOP (or its equivalents in other currency or currencies calculated on the then prevailing exchange rate) has not occurred, (y) any other holder of Preferred Shares is entitled to and does request the Company to redeem its Preferred Shares in writing, (z) any breach or violation of, or inaccuracy or misrepresentation in, any representation, warranty, covenant or undertaking by the Founder, the Founder Holdco or any Group Company contained herein or in the other Transaction Documents, which results in Material Adverse Effect taken as a whole, (xx) any violation of applicable laws or regulations by the Founder, the Founder Holdco or the Group Companies that leads to the disqualification and illegitimacy of the Group Companies to operate the Principal Business, which would cause Material Adverse Effect on the Group Companies as a whole, or (yy) the Founder builds a new brand and/or enters into a new line of business which is not conducted by the Group Companies without the approval of the Board (including the affirmative votes of the Investor Director Majority), or any direct or indirect participation by the Founder, Key Employees or their Affiliates in business which competes with any Group Company, which results in a Material Adverse Effect, (zz) any material personal integrity or dishonesty issue of the Founder, the Founder Holdco or the Group Companies (including but not limited to the forgery of the financial statements, financial information or operation data of the Group Companies, or illegal occupation of such assets), which result in a Material Adverse Effect, or (xxx) any marriage or inheritance matters of the Founder which would result in the change of the ultimately Controlling shareholder of the Company (the foregoing (x) to (xxx) collectively, the “Redemption Events”, and each a “Redemption Event”), the holder(s) of any Preferred Shares (in each case, the “Redemption Requesting Holder(s)”) may request, by delivering a notice to the Company, that the Company redeem all or any lesser portion of the then outstanding Preferred Shares held by such Redemption Requesting Holder, in accordance with the following terms. Following receipt of a request notice for redemption from any holder, the Company shall immediately and within three (3) Business Days give a written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the Redemption Requesting Holders have elected redemption of all or any lesser portion of the Preferred Shares held by such Redemption Requesting Holders, the class and number of the Preferred Shares requested to be redeemed, and the date on which the requested redemption shall be made by the Company.

(ii)	Redemption Price. The redemption price for each Preferred Share redeemed pursuant to Section 7.13(c)(i) shall be equal to:

i)

with respect to each Preferred Share (other than Series Angel Preferred Share and Series Angel+ Preferred Share), the sum of (x) the Original Issue Price (as defined in the Restated Articles) applicable to such series of Preferred Shares, (y) an 8% annual compound interest on the Original Issue Price applicable to such series of Preferred Shares (other than Series Angel Preferred Shares and Series Angel+ Preferred Share) calculated from the actual payment date of the Original Issue Price applicable to such series of Preferred Shares (other than Series Angel Preferred Shares and Series Angel+ Preferred Share) to the date on which the relevant Redemption Price is paid in full (for the avoidance of doubt, the actual payment date of the purchase price for the Series B4-1 Preferred Shares shall be deemed to be August 31, 2016), and (z) any declared but unpaid dividends on each such series of Preferred Share, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

ii)

with respect to each Series Angel Preferred Share and Series Angel+ Preferred Share, the sum of (x) the applicable Original Issue Price (as defined in the Restated Articles) and (y) an 8% annual simple interest on the Original Issue Price applicable to such series of Preferred Shares calculated from the actual payment date of the Original Issue Price applicable to such series of Preferred Shares to the date on which the relevant Redemption Price is paid in full, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

(iii)

Procedure. The closing of all redemption (the “Redemption Closing”) of any Preferred Shares pursuant to this Section 7.13 (including the payment of Redemption Price (as defined under the Restated Articles)) shall take place within ninety (90) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders of fifty percent (50%) of the applicable then outstanding Preferred Shares to be redeemed and the Company, the Founder and/or the Founder Holdco may agree in writing, provided that in no event should any Redemption Closing take place on a date that is earlier than ten (10) Business Days after the date of the Redemption Notice. At the Redemption Closing, subject to applicable law, the Group Companies, the Founder and/or the Founder Holdco will, from any source of assets or funds legally available therefor, redeem each Preferred Share by paying in cash therefor the applicable Redemption Price against surrender by such holder at the Company’s principal office of the original share certificate representing such Preferred Share, or a certification that such original share certificate is lost. From and after the Redemption Closing, subject to the holder of a Preferred Share having received the applicable Redemption Price in full from the Group Companies, the Founder and/or the Founder Holdco, all rights of the holder of such Preferred Share will cease with respect to such Preferred Shares, and such Preferred Shares will be cancelled and the register of members updated accordingly and will not thereafter be transferred on the books of the Group Companies or be deemed outstanding for any purpose whatsoever.

(iv)

Insufficient Funds. If the Group Companies’ assets or funds which are legally available on the date of the first Redemption Closing under this Section 7.13 are insufficient to pay in full all Redemption Prices to be paid pursuant to this Section 7.13, or if the Group Companies is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available (i) shall be first used to the extent permitted by applicable law to redeem all Series D+ Preferred Shares requested to be redeemed on a pro rata basis, (ii) and any remaining amount after payment of applicable Series D+ Redemption Price (as defined in the Restated Articles) in full on all Series D+ Preferred Shares to be redeemed, shall be used to the extent permitted by applicable law to redeem all Series D Preferred Shares requested to be redeemed on a pro rata basis, (iii) and any remaining amount after payment of applicable Series D Redemption Price (as defined in the Restated Articles) in full on all Series D Preferred Shares to be redeemed, shall be used to the extent permitted by applicable law to redeem all Series C1 Preferred Shares requested to be redeemed on a pro rata basis, (iv) and any remaining amount after payment of applicable Series C1 Redemption Price (as defined in the Restated Articles) in full on all Series C1 Preferred Shares to be redeemed, shall be used to the extent permitted by applicable law to redeem all Series B4 Preferred Shares requested to be redeemed on a pro rata basis, (v) and any remaining amount after payment of applicable Series B4 Redemption Price (as defined in the Restated Articles) in full on all Series B4 Preferred Shares to be redeemed, shall be used to the extent permitted by applicable law to redeem all Series B4-1 Preferred Shares requested to be redeemed on a pro rata basis, (vi) and any remaining amount after payment of the applicable Series B4-1 Redemption Price (as defined in the Restated Articles) (as defined in the Restated Articles) in full on all Series B4-1 Preferred Shares to be redeemed, shall be used to the extent permitted by applicable law to redeem all Series B3 Preferred Shares requested to be redeemed on a pro rata basis, (vii) and any remaining amount after payment of applicable Series B3 Redemption Price (as defined in the Restated Articles) in full on all Series B3 Preferred Shares to be redeemed, will be used to redeem all the Series B2 Preferred Shares requested to be redeemed on a pro rata basis, (viii) and any remaining amount after payment of applicable Series B2 Redemption Price (as defined in the Restated Articles) in full on all Series B2 Preferred Shares to be redeemed, will be used to redeem all the Series B Preferred Shares requested to be redeemed on a pro rata basis, (ix) and any remaining amount after payment of applicable Series B Redemption Price (as defined in the Restated Articles) in full on all Series B Preferred Shares to be redeemed, will be used to redeem all the Series A+ Preferred Shares requested to be redeemed on a pro rata basis, (x) and any remaining amount after payment of applicable Series A+ Redemption Price (as defined in the Restated Articles) in full on all Series A+ Preferred Shares to be redeemed, will be used to redeem all the Series A Preferred Shares requested to be redeemed on a pro rata basis, (xi) and any remaining amount after payment of applicable Series A Redemption Price (as defined in the Restated Articles) in full on all Series A Preferred Shares to be redeemed, will be used to redeem all the Series Pre-A Preferred Shares requested to be redeemed on a pro rata basis, (xii) any remaining amount after payment of applicable Series Pre-A Redemption Price (as defined in the Restated Articles) in full on all Series Pre-A Preferred Shares to be redeemed, will be used to redeem all the Series Angel+ Preferred Shares requested to be redeemed on a pro rata basis, and (xiii) any remaining amount after payment of applicable Series Angel+ Redemption Price (as defined in the Restated Articles) in full on all Series Angel+ Preferred Shares to be redeemed, will be used to redeem Series Angel Preferred Shares requested to be redeemed on a pro rata basis. Thereafter, all assets or funds of the Group Companies that become legally available for the redemption of Preferred Shares shall immediately be used to pay the redemption payment which the Group Companies did not pay on the date that such redemption payments were due.

Without prejudice to the preceding paragraph, if the Group Companies fail to fulfil the redemption obligations pursuant to this Section 7.13, the holders of the Preferred Shares shall have the right to request the Founder and the Founder Holdco to, jointly and severally, fulfil the redemption obligations of the Group Companies pursuant to this Section 7.13 to the extent the Redemption Price is not paid or fully paid to the holders of the Preferred Shares as soon as reasonably practicable and in no event later than thirty (30) Business Days after the request is made by the holder of the Preferred Shares. Notwithstanding the foregoing, the liabilities of the Founder with respect to its redemption obligation under this Section 7.13 shall be limited to the fair market value of the Equity Securities of the Group Companies directly or indirectly held by BigRain Holding Limited (“BigRain”) and any other Equity Securities of the Company held by the Founder or any Person directly or indirectly Controlled by the Founder (which shall include any permitted transferees under Section 6.6 (ii)), which were issued to the Founder or such Person directly or indirectly Controlled by the Founder at no consideration or par value or the lowest value permitted under the applicable Laws, and, for the avoidance of doubt and notwithstanding anything to the contrary, shall include any Equity Securities granted to the Founder or the Founder Holdco from (i) the 70,033 Ordinary Shares reserved under the ESOP on May 7, 2019; (ii) the 226,682 Ordinary Shares reserved under the ESOP on April 3, 2020; and (iii) any future Equity Securities of the Company to be reserved under the ESOP or any other equity incentive plan (and its equivalent) to be implemented by the Company in the future from time to time (collectively, the “Included Founder Assets”) (which shall be determined as if no Redemption Event had occurred for such purposes), provided that (x) any Equity Securities of the Group Companies directly or indirectly held by BigRain directly or indirectly transferred or disposed in violation of the Transaction Documents and the proceeds of such transaction shall be included in the Included Founder Assets, (y) the Founder shall guarantee that any Affiliate of BigRain as assignee in the case of any direct or indirect transfer or disposal of the Equity Securities held by BigRain shall undertake the indemnification obligations hereof, and (z) any other Equity Securities of the Group Companies and interests which should belong to BigRain arising out of restructuring, share split, share dividends, share swap and other similar events shall be included in the Included Founder Assets. Save for the Included Founder Assets, none of the other Equity Securities of the Company directly or indirectly held by the Founder, proceeds received by the Founder from transferring or otherwise disposing of the Ordinary Shares and/or other Equity Securities held directly and indirectly by the Founder in any other Group Company in compliance with the terms and conditions of the Transaction Documents, and the Founder’s other personal assets (excluding the fair market value of the Included Founder Assets), shall in any respect be used to satisfy any redemption obligation of the Founder pursuant to this Section 7.13. The Founder and the Founder Holdco shall bear the redemption obligation herein to the extent the Redemption Price is not paid or fully paid to the holders of the Preferred Shares by the Group Companies subject to the foregoing sentences in this paragraph.

(d) If the Group Companies fail for whatever reason to redeem any Preferred Shares on its due date, until the date on which the same are redeemed, the Group Companies shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution, unless such declaration, payment or distribution are solely for the purposes of the payment of the Redemption Price. To the extent permitted by law, the Group Companies shall procure that the profits of each Subsidiary of the Group Companies for the time being available for distribution shall be paid to the Group Companies by way of dividend if and to the extent that, but for such payment, the Group Companies would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to Section 7.13.

(e) Without limiting any provision in Section 7.13, the Parties hereby agree, and the Founder, the Founder Holdco and the Group Companies shall procure, that all assets, funds and business of the Domestic Company shall be included in the source of payment by the Company to fulfill its redemption obligation pursuant to this Section 7.13.

7.14	Termination of Covenants

Section 7 (save for Sections 7.8 and 7.9 above) shall terminate and be of no further force or effect upon the consummation of a Qualified IPO, provided that Section 7.4 shall continue to survive for a period of two (2) years after the consummation of a Qualified IPO.

8.	MISCELLANEOUS

8.1	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to its principles of conflicts of laws.

8.2	Counterparts

This Agreement may also be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3	Headings and Subheadings

The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties to such email address, facsimile number or address as set forth on Schedule 2 hereto or as subsequently modified by written notice given in accordance with this Section 8.4. Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the Party to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.

8.5	Costs of Enforcement

If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable legal adviser’s fees.

8.6	Amendments and Waivers

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the Founder, (iii) the holders of at least fifty percent (50%) of the then outstanding Series Angel Preferred Shares, (iv) the holders of at least fifty percent (50%) of the then outstanding Series Angel+ Preferred Shares, (v) the holders of at least fifty percent (50%) of the then outstanding Series Pre-A Preferred Shares, (vi) the holders of at least fifty percent (50%) of the then outstanding Series A Preferred Shares, (vii) the holders of at least fifty percent (50%) of the then outstanding Series A+ Preferred Shares, (viii) the holders of at least fifty percent (50%) of the then outstanding Series B Preferred Shares, (ix) the holders of at least fifty percent (50%) of the then outstanding Series B2 Preferred Shares, (x) the holders of at least fifty percent (50%) of the then outstanding Series B3 Preferred Shares, (xi) the holders of at least fifty percent (50%) of the then outstanding Series B4-1 Preferred Shares, (xii) the holders of at least fifty percent (50%) of the then outstanding Series B4 Preferred Shares, (xiii) the holders of at least fifty percent (50%) of the then outstanding Series C1 Preferred Shares, (xix) the holders of at least fifty percent (50%) of the then outstanding Series D Preferred Shares, and (xx) the holders of at least fifty percent (50%) of the then outstanding Series D+ Preferred Shares, provided, however, that (a) no amendment or waiver shall be effective or enforceable in respect of a holder of any particular series of Preferred Shares of the Company if such amendment or waiver affects such holder, respectively, materially and adversely differently from the other holders of the same series of Preferred Shares, respectively, unless such holder consents in writing to such amendment or waiver, (b) any provision that specifically and expressly gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor, and (c) any imposition of any additional obligations or restrictions upon any Investor shall be subject to the prior written consent of such Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Equity Securities then outstanding, each future holder of all such Equity Securities, and the Company. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any Party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 8.6 shall be binding on all Parties hereto and their assigns, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.7	Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.8	Aggregation of Shares

All shares of Equity Securities held or acquired by any Party and its Affiliates shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

8.9	Entire Agreement

This Agreement (including the Exhibits hereto, if any), together with the other Transaction Documents, constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and in the event any other written or oral agreements previously existing among the Parties, including but not limited to terms and conditions provided under the shareholders’ agreement entered into by and among the Domestic Company, YX Venture Holdings Limited, the Series Pre-A Investor, the Series A Investors, the Series A+ Investor and certain other parties thereto dated October 2018, as may be amended, modified, supplemented or restated from time to time (the “Onshore Shareholders’ Agreement”), contravene or conflict with the provisions of this Agreement or the Company’s Restated Articles, the provisions provided in this Agreement or the Company’s Restated Articles shall prevail and the Parties shall take all necessary actions, obtain all necessary Consents and/or sign all necessary documents to give effect to the terms and conditions of this Agreement and the Company’s Restated Articles. The terms and conditions of this Agreement, upon its effectiveness, shall restate, supersede and replace the Fifth Amended and Restated Shareholders Agreement entered into by and among certain Parties hereof dated March 22, 2021 in its entirety.

8.10	Transfers, Successors and Assignees

(a) This Agreement, and the rights and obligations hereunder, shall not be assigned without the written consents of the Investors and the Company; provided that each Investor may assign its rights and obligations to (i) one or more respective Affiliates of such Investor, or (ii) any other Person in connection with any Transfer of Equity Securities of the Company by such Investor, to the extent that such Transfer is in accordance with the provisions of this Agreement and the Restated Articles, (iii) only with respect to Starquest, Starquest’s Related Fund, (iv) only with respect to Coatue, the Coatue Permitted Co-investor, (v) only with respect to DST Global, the DST Global Permitted Co-investor, in each case of (i)-(v), without the consent of the other Parties hereto, and (v) only with respect to SVF, its investment advisors; provided, further, that the assignee shall execute and deliver such documents and take such other actions as may be necessary for such assignee to join in and be bound by the terms of this Agreement (if not already a Party hereto) upon and after such assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assignees of the Parties.

(b) Each transferee or assignee of the Equity Securities subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Assumption Agreement substantially in the form attached hereto as Exhibit C-1. Upon the execution and delivery of an Assumption Agreement by any transferee, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Assumption Agreement, each of the Parties appoints the Company as its attorney in fact for the purpose of executing any Assumption Agreement that may be required to be delivered under the terms of this Agreement. The Company shall not permit the transfer of the Equity Securities subject to this Agreement on its books or issue a new certificate representing any such Equity Securities unless and until such transferee shall have complied with the terms of this Section 8.10. Each certificate representing the Equity Securities held by any Restricted Shareholder subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 8.11.

(c) Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective executors, administrators, heirs, successors and assignees any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Other than the foregoing, the Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), by any Person who is not a party to this Agreement.

8.11	Legend

(a) Each certificate representing the Equity Securities issued by the Company and held by any Restricted Shareholder shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS’ AGREEMENT AND A CERTAIN SHARE RESTRICTION AGREEMENT BY AND AMONG THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER PARTIES THERETO, AS AMENDED AND RESTATED FROM TIME TO TIME. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b) Each Party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 8.11(a) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.

8.12	Dispute Resolution

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The HKIAC council shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either Party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the HKIAC council.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the arbitration rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.12 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the Parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(e) Each Party hereto shall cooperate with any Party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request. Any Party to the dispute shall not, during and after the arbitration, disclose to any third party excluding their representatives, counsels or retained experts, any evidence, documents, materials, oral or written statements, adjudication, awards or facts therein, except as permitted by the other Parties or as required by Laws.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and any Party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g) Any Party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. Notwithstanding anything in this Agreement or in the arbitration rules of the HKIAC or otherwise, the arbitral tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any Investor unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect on the investment of such Investor or any of its Affiliates in other entities than the Group Companies or their respective business operations. During the course of the arbitral tribunal’s adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

8.13	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.14	Conflict with Articles

Notwithstanding anything to the contrary, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Restated Articles or other Constitutional Documents of other Group Companies, the terms of this Agreement shall prevail. The Parties agree to, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting Restated Articles or Constitutional Documents to conform to this Agreement to the greatest extent possible.

Each Party agrees that, regardless of whether or not such Party is a legal owner of any Equity Securities in the Company, it will take all necessary actions to abide by, comply with, and to enforce to the maximum extent permitted by law, the terms (including, without limitation, Section 1 (Dividends), Section 2 (Liquidation Preference) and Section 5 (Redemption) of Schedule A to the Restated Articles) under the Restated Articles as if such Party were a shareholder of the Company.

8.15	Holding Companies

The Founder shall cause the Founder Holdco and any other Party Controlled by him to fully comply with and perform all of the obligations, covenants, undertakings and commitments of such Party under this Agreement.

8.16	Independent Nature of Investors’ Obligations and Rights

The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

8.17	Adjustments for Share Splits, Etc

Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the issued and outstanding shares of such class or series of Equity Securities by such subdivision, combination or share dividend.

8.18	Exculpation Among Investors.

Each Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors and the other Warrantors, in making its investment or decision to invest in the Company. Each Investor agrees that no other Investors nor the respective controlling persons, officers, directors, partners, agents, or employees of such party shall be liable to any other parties for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the subscription of applicable Preferred Shares.

8.19	Termination

Unless otherwise expressly specified herein, this Agreement shall terminate (a) with respect to all Parties, upon mutual consent of the Parties hereto, or (b) with respect to any Shareholder, at such time when such Shareholder no longer holds any Equity Securities of the Company. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement (including without limitation those under Section 3.5 (other than Section 3.5(c)). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

8.20	Termination of Rights.

Notwithstanding anything to the contrary, this Agreement and all rights and covenants contained herein, except for Sections 1, 2, 3.3 and 8, shall be automatically terminated and with no further effect upon the consummation of a Qualified IPO, provided that Section 7.4 shall continue to survive for a period of two (2) years after the consummation of a Qualified IPO.

8.21	Full Exercise or Expiry of Warrants.

Each of the Shareholders hereby confirms that (i) the warrant issued by the Company to Tiger on November 19, 2018 has been expired as at March 22, 2021, and (ii) the warrant issued by the Company to CTG on May 7, 2019, the warrant issued by the Company to CMC on May 7, 2019, the warrant issued by the Company to Skycus on May 7, 2019, the warrant issued by the Company to OCEAN DE DON HK LIMITED on May 7, 2019 and the warrant issued by the Company to Sequoia on January 1, 2019 have been fully exercised as at March 22, 2021.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

COMPANY:	For and on behalf of
DINGDONG (CAYMAN) LIMITED

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Director

BVI Co:	For and on behalf of
Dingdong Fresh Holding Limited

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Director

HK Co:	For and on behalf of
Dingdong Fresh (Hong Kong) Limited

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Director

DOMESTIC COMPANY:	For and on behalf of
上海壹佰米网络科技有限公司

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Legal Representative

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

FOUNDER:	Liang Changlin (梁昌霖)

/s/ Liang Changlin

FOUNDER HOLDCO:	BigRain Holding Limited

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DOMESTIC COMPANY SUBS:	吃之以恒(上海)电子商务有限公司

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Legal Representative

吃之以恒(江苏)电子商务有限公司

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖)
Title: Legal Representative

食来运转(杭州)电子商务有限责任公司

/s/ Zheng Guizhou
Name: Zheng Guizhou (郑贵周)
Title: Legal Representative

柿柿顺（深圳）电子商务有限公司

/s/ Yu Le
Name: Yu Le (俞乐)
Title: Legal Representative

有菱感（广州）电子商务有限公司

/s/ Yu Le
Name: Yu Le (俞乐)
Title: Legal Representative

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

DOMESTIC COMPANY SUBS:	依横依竖（上海）电子商务有限公司

/s/ Yu Le
Name: Yu Le (俞乐) Title: Legal Representative

超荔志（江苏）电子商务有限公司

/s/ Yu Le
Name: Yu Le (俞乐) Title: Legal Representative

上海柿柿顺物流有限公司

/s/ Yu Le
Name: Yu Le (俞乐) Title: Legal Representative

柿柿顺（江苏）电子商务有限公司

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖) Title: Legal Representative

上海群樱汇人力资源有限公司

/s/ Yu Le
Name: Yu Le (俞乐) Title: Legal Representative

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ORDINARY SHAREHOLDERS:	For and on behalf of EatBetter Holding Limited

/s/ Liang Changlin
Name: Liang Changlin (梁昌霖) Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

ORDINARY SHAREHOLDERS:	For and on behalf of DDMaicai Holding Limited

/s/ Liang Changlin
Name: Liang Changlin Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of YX Venture Holdings Limited

/s/ Hong Yixiu
Name: Hong Yixiu Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of EatTogether Holding Limited

/s/ Liang Changlin
Name: Liang Changlin Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of Gaorong Fresh Home Limited

/s/ Zhang Zhen
Name: Zhang Zhen Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of Shanghai Jing Zhe Xin Xi Ji Shu Company Limited

/s/ Liu Zhou
Name: Liu Zhou Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Shanghai Tong Yun Xin Xi Ji Shu Company Limited

/s/ Liu Zhou
Name: Liu Zhou
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Abundant Star International Limited

/s/ Zhan Hui
Name: Zhan Hui
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港紅星美凱龍全球家居有限公司)

/s/ Zhan Huichuan
Name: Zhan Huichuan
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Internet Fund V Pte. Ltd.

/s/ Venkatagiri Mudeliar
Name: Venkatagiri Mudeliar
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
ABACUS VICTORY LIMITED

/s/ Yan Nan
Name: Yan Nan
Title: Director

For and on behalf of
Hupo Capital Internet Fund L.P.

/s/ Yan Nan
Name: Yan Nan
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
CTG Evergreen Investment C Limited

/s/ Xu Xin
Name: Xu Xin
Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
SCC Growth V Holdco P, Ltd

/s/ Ip Siu Wai Eva
Name: Ip Siu Wai Eva
Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
CMC Dynamite Holdings Limited

/s/ Chen Xian
Name: Chen Xian
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
CMC Dynamite Holdings II Limited

/s/ Chen Xian
Name: Chen Xian
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
CMC Dynamite Holdings III Limited

/s/ Chen Xian
Name: Chen Xian
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of CMC Dynamite Holdings IV Limited

/s/ Chen Xian
Name: Chen Xian Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of Ocean De Don HK Limited

/s/ Jiang Tianyi
Name: Jiang Tianyi Title: Director

For and on behalf of Ocean II De Don HK Limited

/s/ Jiang Tianyi
Name: Jiang Tianyi Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of Skycus China Fund, L.P. Skycus Asset Management Limited In its capacity as general partner of Skycus China Fund, L.P.

/s/ Wu Xiaobo
Name: Wu Xiaobo Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of Cookico (BVI) Limited

/s/ Zheng Yue
Name: Zheng Yue Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of QIMING VENTURE PARTNERS VI, L.P. By: QIMING GP VI, L.P., its general partner By: QIMING CORPORATE GP VI, LTD., its general partner

/s/ Ryan Baker
Name: Ryan Baker Title: Authorized Signatory

For and on behalf of QIMING MANAGING DIRECTORS FUND VI, L.P.) By: QIMING CORPORATE GP VI, LTD., its general partner

/s/ Ryan Baker
Name: Ryan Baker Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of LFC Investment Hong Kong Limited

/s/ Yi Duoduo
Name: Yi Duoduo Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of BAI GmbH

/s/ Michael Kronenburg Bettina Wulf
Name: Michael Kronenburg Bettina Wulf Title: Authorized Attorneys

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of General Atlantic Singapore DD Pte. Ltd.

/s/ Ong Yu Huat
Name: Ong Yu Huat Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of United Strength Titan Limited

/s/ Zhao Linghua
Name: Zhao Linghua Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Coatue PE Asia 48 LLC
By: Coatue Management, L.L.C., its investment manager

/s/ Zachary Feingold
Name: Zachary Feingold
Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
3W Global Fund

/s/ Wu Weiwei
Name: Wu Weiwei
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
AMF-4 Holdings Limited

/s/ LI, Ho Kei
Name: LI, Ho Kei
Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Alpha Yasai Holdings Limited

/s/ Xia Bei
Name: Xia Bei
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Mass Ave Global, Inc.
Mass Ave Global Basket Holdings, LP

/s/ Winston Feng
Name: Winston Feng
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Alpha Yasai Holdings Limited

/s/ Xia Bei
Name: Xia Bei
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Perennial VNF Inc

/s/ Li Jun
Name: Li Jun
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
DST Asia VIII

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

For and on behalf of
DST Asia VI Investments-A

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

For and on behalf of
DST Asia VI Investments-C

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

For and on behalf of
DST Asia VIII Investments-1

/s/ Sangeeta Bissessur
Name: Sangeeta Bissessur
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Apex Maximus Limited

/s/ Xinliang Zhang
Name: Xinliang Zhang
Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Glory Earth Limited

/s/ Wang Tianshi
Name: Wang Tianshi
Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Cygnus Equity Starlight Ltd.

/s/ Jin Ming
Name: Jin Ming Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	GBA AM SPC
On behalf of
GBA AM SPC – SP3

/s/ Chen Shuang
Name: Chen Shuang Title: Director

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
SVF II Cortex Subco (DE) LLC

/s/ Ian McLean
Name: Ian McLean Title: Authorized Signatory

Dingdong – SHA – Signature Page

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INVESTORS:	For and on behalf of
Dynasty Orchid Limited

/s/ Leong Chu Yong
Name: Leong Chu Yong Title: Director

Dingdong – SHA – Signature Page

SCHEDULE 1-A

SCHEDULE OF FOUNDER

Founder	PRC ID No.	Number of Shares in the Founder Holdco	% of shareholding in each Founder Holdco
Liang Changlin (梁昌霖)	340122197210228139	1	100%

SCHEDULE 1-B

SCHEDULE OF FOUNDER HOLDCO

Founder Holdco	Founder	Number of Ordinary Shares in the Company
BigRain Holding Limited	Liang Changlin (梁昌霖)	1,090,876

SCHEDULE 1-C

SCHEDULE OF DOMESTIC COMPANY SUBS

Domestic Company Subs	Shareholder	Shareholding Percentage
超荔志（江苏）电子商务有限公司	The Domestic Company	100%
上海柿柿顺物流有限公司	The Domestic Company	100%
柿柿顺（江苏）电子商务有限公司	The Domestic Company	100%
食来运转（杭州）电子商务有限责任公司	The Domestic Company	100%
吃之以恒（江苏）电子商务有限公司	The Domestic Company	100%
吃之以恒（上海）电子商务有限公司	The Domestic Company	100%
柿柿顺（深圳）电子商务有限公司	The Domestic Company	100%
依横依竖（上海）电子商务有限公司	The Domestic Company	100%
群樱汇（上海）电子商务有限公司	The Domestic Company	100%
有菱感（广州）电子商务有限公司	The Domestic Company	100%

SCHEDULE 1-D

SCHEDULE OF ORDINARY SHAREHOLDERS

Ordinary Shareholder	Number of Ordinary Shares
EatBetter Holding Limited	455,659
DDMaicai Holding Limited	48,354

Dingdong – SHA – Signature Page

SCHEDULE 1-E

SCHEDULE OF SERIES ANGEL INVESTORS

Series Angel Investors	Number of Series Angel Preferred Shares
YX Venture Holdings Limited	108,766
BAI GmbH	9,436

SCHEDULE 1-F

SCHEDULE OF SERIES ANGEL+ INVESTORS

Series Angel+ Investors	Number of Series Angel+ Preferred Shares
EatTogether Holding Limited	111,765
CMC Dynamite Holdings II Limited	10,723
CTG Evergreen Investment C Limited	16,084
Skycus China Fund, L.P.	26,807

SCHEDULE 1-G

SCHEDULE OF SERIES PRE-A INVESTOR

Series Pre-A Investor	Number of Series Pre-A Preferred Shares
Gaorong Fresh Home Limited	179,701

SCHEDULE 1-H

SCHEDULE OF SERIES A INVESTORS

Series A Investors	Number of Series A Preferred Shares
Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港紅星美凱龍全球家居有限公司)	177,117
Abundant Star International Limited	5,524
Shanghai Tong Yun Xin Xi Ji Shu Company Limited	63,979
Shanghai Jing Zhe Xin Xi Ji Shu Company Limited	63,978
Skycus China Fund, L.P.	75,152
General Atlantic Singapore DD Pte. Ltd.	56,181

Dingdong – SHA – Signature Page

SCHEDULE 1-I

SCHEDULE OF SERIES A+ INVESTOR

Series A+ Investor	Number of Series A+ Preferred Shares
Gaorong Fresh Home Limited	21,204

SCHEDULE 1-J

SCHEDULE OF SERIES B INVESTORS

Series B Investors	Number of Series B Preferred Shares
Internet Fund V Pte. Ltd.	339,260
Gaorong Fresh Home Limited	3,554
ABACUS VICTORY LIMITED	37,212
BAI GmbH	9,436

SCHEDULE 1-K

SCHEDULE OF SERIES B2 INVESTOR

Name of Series B2 Investor	Number of Series B2 Preferred Shares
SCC Growth V Holdco P, Ltd.	221,456

SCHEDULE 1-L

SCHEDULE OF SERIES B3 INVESTORS

Name of Series B3 Investors	Number of Series B3 Preferred Shares
CTG Evergreen Investment C Limited	178,266
CMC Dynamite Holdings Limited	178,266
Ocean De Don HK Limited	101,866
Skycus China Fund, L.P.	101,866

Dingdong – SHA – Signature Page

SCHEDULE 1-M

SCHEDULE OF SERIES B4-1 INVESTOR

Series B4-1 Investor	Number of Series B4-1 Preferred Shares
EatTogether Holding Limited	103,776
General Atlantic Singapore DD Pte. Ltd.	41,616

SCHEDULE 1-N

SCHEDULE OF SERIES B4 INVESTORS

Series B4 Investors	Number of Series B4 Preferred Shares
Cookico (BVI) Limited	139,795
CMC Dynamite Holdings III Limited	46,598
QIMING VENTURE PARTNERS VI, L.P.	45,294
QIMING MANAGING DIRECTORS FUND VI, L.P.	1,304
LFC Investment Hong Kong Limited	46,598

SCHEDULE 1-O

SCHEDULE OF SERIES C1 INVESTORS

Series C1 Investors	Number of Series C1 Preferred Shares
General Atlantic Singapore DD Pte. Ltd.	257,342
Sequoia	102,937
CTG Evergreen Investment C Limited	147,971
CMC Dynamite Holdings IV Limited	77,203
Skycus	77,203
Internet Fund V Pte. Ltd.	20,587
Ocean II De Don HK Limited	64,335
Gaorong Fresh Home Limited	57,902
Hony	25,734
Hupo Capital Internet Fund L.P.	25,734
Cookico (BVI) Limited	81,266
QIMING VENTURE PARTNERS VI, L.P.	26,379
QIMING MANAGING DIRECTORS FUND VI, L.P.	710
LFC Investment Hong Kong Limited	27,089
CMC Dynamite Holdings III Limited	27,089
BAI GmbH	65,013

Dingdong – SHA – Signature Page

SCHEDULE 1-P

SCHEDULE OF SERIES D INVESTORS

Series D Investors	Number of Series D Preferred Shares
Coatue PE Asia 48 LLC	210,890
Internet Fund V Pte. Ltd.	35,148
Alpha Yasai Holdings Limited	28,119
Ocean II De Don HK Limited	14,059
Perennial VNF Inc	1,406
CTG Evergreen Investment C Limited	14,059
3W Global Fund	42,178
AMF-4 Holdings Limited	42,178
Mass Ave Global Basket Holdings, LP	33,742
DST Asia VIII	175,741
DST Asia VI Investments-A	28,118
DST Asia VI Investments-C	42,179
DST Asia VIII Investments-1	105,446
Apex Maximus Limited	84,356
Glory Earth Limited	28,119
GBA AM SPC	14,059
Cygnus Equity Starlight Ltd.	39,366
GENERAL ATLANTIC SINGAPORE DD PTE. LTD.	35,148
SCC Growth V Holdco P, Ltd.	9,842

SCHEDULE 1-Q

SCHEDULE OF SERIES D+ INVESTORS

Series D+ Investor	Number of Series D+ Preferred Shares
SVF II Cortex Subco (DE) LLC	386,632
Dynasty Orchid Limited	38,663

Dingdong – SHA – Signature Page

SCHEDULE 2

NOTICES

Company /Domestic Subsidiaries

Founder /Founder Holdco/Ordinary Shareholders/EatTogether

Address: 6/F, No.6 Building, No.500 Shengxia Road, Pudong New Area District, Shanghai

Attn: Liang Changlin

E-mail : liangchanglin@100.me

YX Venture Holdings Limited:

Attention: Hong Yixiu

Address: 15/F Park Center, NO. 1088 Fangdian Road,

Email: hongyx@yonghuacapital.com.cn

Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港紅星美凱龍全球家居有限公司)/ Abundant Star International Limited:

Attention: Ji Liyuan

Address: Room 2820, Red Star Word Trade Centre, No. 598 Nujiang North Road, Putuo District, Shanghai

Email: ji.liyuan@chinaredstar.com

Shanghai Tong Yun Xin Xi Ji Shu Company Limited / Shanghai Jing Zhe Xin Xi Ji Shu Company Limited:

Attention: Wang Lu

Address: Room 1301, Zhongrong Mansion, No. 1088 Pudong South Road, Pudong New Area District, Shanghai

Email: wanglu@fortunevc.com

Tiger:

Attention: Venkatagiri Mudeliar

Address: 8 Temasek Boulevard, #32-02, Suntec Tower 3, Singapore 038988

Email: gmudeliar@tigerglobal.com；sboyd@tigerglobal.com

With a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P.

Address: Suite 2101, Building C, Yintai Center, #2 Jianguomenwai Ave., Beijing 100022, China

Attention: Zhen Liu

Email: zliu@gunder.com

Series Pre-A Investor/Series A+ Investor

Address: 4101，41th Floor，Radiance Jinhui，Qiyang Road，Wangjing，Chaoyang District，Beijing

Attn: Ruby Shao

E-mail: ruby_shao@gaorongvc.com

Dingdong – SHA – Schedule 2

HUPO

Address: No. 31 Baiziwan Road, Chaoyang District, Beijing, China

Attn: Chuck Yan

E-mail: chuck.yan@hupocapital.cn

Sequoia/Series B2 Investor

Address: Suite 3613, Two Pacific Place, 88 Queensway, Hong Kong

Attn: Ip Siu Wai Eva

E-mail: eip@sequoiacap.com

CTG

Attn: Kathy Xu / James Fung/Zhang Qi

Address: Unit 908, Level 9, Cyberport 2, 100 Cyberport Road, Hong Kong

Tel: (852) 2866 3088

Email: kathyxu@capitaltoday.com; jamesfung@capitaltoday.com; qizhang@capitaltoday.com;

CMC

Address: Suite 302, 3/F, Cheung Kong Centre, No. 2 Queen’s Road Central, Hong Kong

Attn: Legal and Compliance Department

E-mail: CMCC_Legal@cmccap.com

With a copy to (which shall not constitute notice):

Address: 9th Floor, Central Tower, 28 Queen’s Road Central, Hong Kong

Attn: William Fong, Partner

E-mail: william.fong@whitecase.com

Ocean Link

Attn: Tianyi Jiang

Address: Room 1220, Unit 02A, 12/F, International Commerce Centre, 1 Austin Road, West Kowloon, Hong Kong

Tel: + 852-36698586

Email: Tony.Jiang@oceanlp.com

Skycus

Attn: Ying Gao

Address: 6/F, China Life Centre, 17 Financial Street, Xicheng District, Beijing, China

Tel: +86-10-66016862

Email: ying.gao@skycuscapital.com

Starquest

Attn: HE Yuan (何远)

Dingdong – SHA – Signature Page

Address: Room 3818, Building A, International Trade Building Phase III, No. 1 Jianguomenwai Street,

Chaoyang District, Beijing (北京市朝阳区建国门外大街1 号国贸大厦3 期A 座3818室)

Tel: 01058190583

Email: helen.he@starquestcap.com

Qiming

Attn: Ryan Baker

Address:

11100 NE 8th Street

Suite 200

Bellevue, Washington 98004, UAA

Tel: +1 (425) 709-0772

Email: rbaker@ignition.vc

With a copy to:

Atten: Stella Zhou

Address:

Suite 3901, Jinmao Tower,

88 Century Boulevard, Pudong

Shanghai, China, 200121

Tel: +86 (21) 6101-6522

Email: stella@qimingvc.com;

LFC Investment Hong Kong Limited

Attn: Mao Ping

Address: 18F, CSC Fortune International Center, No. 5 Anding Road, Chaoyang District, Beijing, China, 100029

Tel: 137-6479-5780

Email: maoping@longfor.com

BAI GmbH

Address: Carl-Bertelsmann-Straße 270, 33311 Gütersloh, Germany

Tel: +49 (0)5241-80-5562

Fax: +49 (0)5241-80-9324

Attention: Bettina Wulf / Dr. Michael Kronenburg

Email address: bettina.wulf@bertelsmann.de / michael.kronenburg@bertelsmann.de

With a copy to:

Bertelsmann Management (Shanghai) Co., Ltd. Beijing Branch

(贝塔斯曼管理(上海)有限公司北京分公司)

Address: Unit 1609, Level 16, West Tower, Genesis Beijing, 8 Xinyuan South Road, Chaoyang District, Beijing 100027, P.R.China (北京市朝阳区新源南路8号启皓北京西塔16层1609室)

Tel: +86 (10) 6563 0026

Fax: +86 (10) 6563 0376

Attention: Christine Sun / Ye Liu

Email address: Christine.Sun@Bertelsmann.com / Ye.Liu@bertelsmann.com

Dingdong – SHA – Signature Page

GA

Address: 8 Marina View, #41-04, Asia Square Tower 1, Singapore 018960

Attention: Alex Ong

Email: Aong@generalatlantic.com

with copies to:

General Atlantic Service Company, L.P.

Address: Park Avenue Plaza, 32nd Floor,

55 East 52nd Street, New York, NY 10055, USA

Attention: David Rosenstein

General Atlantic Asia Limited

Address: Suite 5704-5706, 57F Two IFC

8 Finance Street, Central, Hong Kong

Attention: Ivy Tang

Hony/ Glory Earth Limited

Address: Suites 06-11, 70/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong

Attn: Hill WANG; Dan ZHOU

Email: wangts@honycapital.com;zhoudan@honycapital.com

Coatue

Address: c/o Coatue Management, L.L.C.

9 West 57th Street, 25th Floor,

New York, NY 10019 USA

Attn: Zachary Feingold

Email: compliance@coatue.com

AMF-4 Holdings Limited

Address: 16th Floor, St. George’s Building, 2 Ice House Street, Hong Kong

Attention: COO and Legal Counsel

Email: legal@aspexmanagement.com

Mass Ave Global Basket Holdings, LP

Address: 600 Fifth Avenue, Floor 2, New York, NY 10017

Attention: Winston Feng

Email: winston@massaveglobal.com

3W Global Fund

Address: Suite 507, ICBC Tower, 3 Garden Road, Central, Hong Kong

Attention: Legal and compliance officer

Email: zhouyy@3wfund.com

DST Asia VIII/ DST Asia VI Investments-A/ DST Asia VI Investments-C/ DST Asia VIII Investments-1

Address: Sanne House, Bank Street, TwentyEight Cybercity, 72201, Ebene, Mauritius

Attention: The Board of Directors

Email: legal@dstgservices.com; bhancock@dstgservices.com

Dingdong – SHA – Signature Page

GBA AM SPC

Address: Room 801, 8/F, Pacific Place One, 88 Queensway Central, Hong Kong

Attention: Catherine Liu

Email: catherine.liu@apluspartners.com

Cygnus Equity Starlight Ltd.

Address: Unit 738, Level 7, Nan Fung Tower, 88 Connaught Road Central, Central, Hong Kong

Attention: Ming Jin

Email: ming.jin@cygnusequity.com

Apex Maximus Limited

Address: 15/F Winsome House, 73 Wyndham Street, Central, Hong Kong

Attention: Peter Chang

Email: pchang@pv-cap.com

SVF II Cortex Subco (DE) LLC

Address: Corporation Service Company, 251 Little Falls Drive, New Castle County, DE 19808, United States of America

Attention: Legal team

Email: legal@softbank.com

Dynasty Orchid Limited

Address: Suite 1501, Two Pacific Place, 88 Queensway, Hong Kong

Attention: Ruofan Fang

Email: operations@boyucap.com

Dingdong – SHA – Signature Page

EXHIBIT A

DEFINITIONS

Part I Definitions

For purposes of this Agreement, capitalized terms shall have the meanings set forth in this Exhibit A.

1.	The term “Additional Equity Securities” has the meaning set forth in the Restated Articles.

2.

The term “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person. In the case of the Investors, the term “Affiliate” also includes (v) any controlling member of such Investor, (w) any of such member’s or such Investor’s general partners, (x) the fund manager managing such member or such Investor (and general partners, limited partners and officers thereof) and other funds managed by such fund manager, and (y) trusts controlled by or for the benefit of any such Person referred to in (v), (w) or (x); provided that (aa) in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by General Atlantic Service Company, L.P., be deemed an Affiliate of GA, (bb) in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by Coatue or any other funds promoted, sponsored, managed, advised or serviced by Coatue Management, L.L.C., be deemed an Affiliate of Coatue, (cc) in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by the general partner of DST Global (or any of its Affiliates) or any other funds promoted, sponsored, managed, advised or serviced by the general partner of DST Global (or any of its Affiliates), be deemed an Affiliate of DST Global, (dd) in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by SVF or any other funds promoted, sponsored, managed, advised or serviced by the general partner of SVF, be deemed an Affiliate of SVF, (ee) in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by Boyu or any other funds promoted, sponsored, managed, advised or serviced by the general partner of Boyu, be deemed an Affiliate of Boyu. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any Non-Party. For purposes of the foregoing: “Non-Party” means any Person that is any of the following: (i) a Sequoia Entity outside of the Sequoia China Sector Group, (ii) an entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of a Sequoia Entity (or its general partner or ultimate general partner) who is a natural person, and such person’s relatives (including but without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) an officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) or such person’s relatives; (v) for the avoidance of doubt, a portfolio company of any Sequoia Entity or portfolio company of any affiliated investment fund or investment vehicle of any Sequoia Entity; (vi) CMC Inc. or its subsidiaries; (vii) the limited partners or ultimate limited partners of any of CMC Dynamite Holdings Limited, CMC Dynamite Holdings II Limited, CMC Dynamite Holdings III Limited, CMC Dynamite Holdings IV Limited, CMC Inc, Alpha Yasai Holdings Limited and Starquest; or (viii) for the avoidance of doubt, a portfolio company of any of CMC Dynamite Holdings Limited, CMC Dynamite Holdings II Limited, CMC Dynamite Holdings III Limited, CMC Dynamite Holdings IV Limited, Alpha Yasai Holdings Limited, CMC Inc.; (ix) Starquest and their respective Affiliates, (x) any limited partners of Coatue or any other funds promoted, sponsored, managed, advised or serviced by Coatue Management, L.L.C., and (xi) any limited partners of DST Global or any other funds promoted, sponsored, managed, advised or serviced by the general partner of DST Global (or any of its Affiliates); and the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China that are exclusively managed by Sequoia Capital.

Dingdong – SHA – Exhibit A

3.	The term “Agreement” has the meaning ascribed to it in the Preamble to this Agreement.

4.	The term “AMF-4” means AMF-4 Holdings Limited and/or any of its Affiliates.

5.	The term “Anti-Corruption Law” has the meaning ascribed to it in the Purchase Agreements.

6.	The term “BAI” means BAI GmbH and/or any of its Affiliates.

7.	The term “Big-Four Accounting Firms” means, collectively, PricewaterhouseCoopers, KPMG, Deloitte and Ernst & Young.

8.	The term “Board” or “Board of Directors” means the Company’s Board of Directors.

9.	The term “Boyu” means Dynasty Orchid Limited and/or any of its Affiliates.

10.	The term “Budget” has the meaning ascribed to it in Section 3.1(c).

11.

The term “Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in United States, United Kingdom, Japan, Singapore, Cayman Islands, PRC, Singapore, or Hong Kong are authorized or required to be closed.

12.	The term “BVI Co” has the meaning ascribed to it in the Preamble.

13.

The term “CB Purchase Agreement” mean a Series C1 Preferred Share Purchase Agreement dated March 27, 2020 by and among the Company, Starquest, Qiming, BAI GmbH, LFC and certain other parties are parties.

14.	The term “CFC” has the meaning ascribed to it in Section 3.3(c).

15.

The term “Closing” means the closing of the sale and purchase of the Series D+ Preferred Shares on the date hereof in accordance with the SVF Purchase Agreement, and Boyu Purchase Agreement respectively.

16.

The term “CMC” means CMC Dynamite Holdings Limited, CMC Dynamite Holdings II Limited, CMC Dynamite Holdings III Limited, CMC Dynamite Holdings IV Limited, Alpha Yasai Holdings Limited and/or any of their Affiliates.

17.	The term “CMC Director” has the meaning ascribed to it in Section 5.1(h).

18.	The term “Coatue” means Coatue PE Asia 48 LLC and/or any of its Affiliates.

19.	The term “Coatue Permitted Co-investor” means one or more co-investor(s) of Coatue who is not a Competitor or Direct Competitor of the Company.

20.	The term “Code” has the meaning ascribed to it in Section 3.3(a).

21.	The term “Company” has the meaning ascribed to it in the Preamble to this Agreement.

Dingdong – SHA – Exhibit A

22.	The term “Company Law” means the Companies Law (as amended) of the Cayman Islands.

23.

The term “Competitor” means any company engaging in any business in competition with the Principal Business, as set out in Exhibit E and may be updated from time to time in accordance with this Agreement.

24.

“Control” or “control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of directors holding a majority of the votes of the board of directors of such Person; the terms “Controlling” and “Controlled” (and their lower-case counterparts) have meanings correlative to the foregoing.

25.	The term “Confirmation Notice” has the meaning ascribed to it in Section 6.2(d).

26.	The term “Co-Sale Closing” has the meaning ascribed to it in Section 6.3(c).

27.	The term “Co-Sale Eligible Holder” has the meaning ascribed to it in Section 6.3(a).

28.	The term “Co-Sale Eligible Shares” has the meaning ascribed to it in Section 6.3(a).

29.	The term “Co-Sale Period” has the meaning ascribed to it in Section 6.3(a).

30.

The term “Consent” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, qualification, designation, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

31.	The term “Constitutional Documents” has the meaning ascribed to it in the Purchase Agreements.

32.	The term “Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

33.	The term “CTG” means CTG Evergreen Investment C Limited and/or any of its Affiliates.

34.	The term “CTG Director” has the meaning ascribed to it in Section 5.1(g).

35.	The term “Dachen Series A Director” has the meaning ascribed to it in Section 5.1(b).

36.	The term “Direct Competitor” has the meaning ascribed to it in Section 3.5(c).

37.	The term “Directors” means the members of the Board of Directors.

38.	The term “Domestic Company” has the meaning ascribed to it in the Preamble to this Agreement.

39.

The term “Domestic Group Companies” means the Domestic Company, the Domestic Company Subs and any other direct or indirect Subsidiary of the foregoing collectively, and “Domestic Group Companies” means any one of them.

Dingdong – SHA – Exhibit A

40.	The term “DST Global” means DST Asia VIII, together with its affiliated investment funds and/or entities who may be a party hereto from time to time.

41.	The term “DST Global Permitted Co-investor” means one or more co-investor(s) of DST Global who is not a Competitor or Direct Competitor of the Company.

42.	The term “EatTogether” means EatTogether Holding Limited, a company incorporated and validly existing under the Laws of the British Virgin Islands.

43.	The term “Eligible Holder” or “Eligible Holders” has the meaning ascribed to it in Section 6.2(a).

44.

The term “Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (d) any adverse claim as to title, possession or use.

45.	The term “ESOP” has the meaning ascribed to it in the Purchase Agreements.

46.	The term “Equity Securities” has the meaning ascribed to it in the Restated Articles.

47.

The term “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any comparable Law of any other jurisdiction in which the Company’s equity securities are subject to regulation.

48.	The term “Exercising Eligible Holder” has the meaning ascribed to it in Section 6.2(c).

49.	The term “FCPA” has the meaning ascribed to it in Section 7.7.

50.	The term “First Transfer Notice” has the meaning ascribed to it in Section 6.2(a).

51.

The term “Form S-3” or “Form F-3” means such form under the Securities Act as in effect on the date hereof (including Form S-3 or Form F-3, as appropriate) or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

52.	The term “Founder” has the meaning ascribed to it in the Preamble to this Agreement.

53.	The term “Founder Holdco” has the meaning ascribed to it in the Preamble to this Agreement.

54.	The term “Gaorong” means Gaorong Fresh Home Limited and/or its Affiliate.

55.	The term “GA” means General Atlantic Singapore DD Pte. Ltd. and any Affiliate thereof that holds any Equity Securities of the Company.

56.

The term “GAAP” means the PRC GAAP, the International Financial Reporting Standards (each, as in effect from time to time), or other accounting principles approved by the Board (including approval by the Investor Director Majority) as the case may be,

57.	The term “GA Director” has the meaning ascribed to it in Section 5.1(i).

Dingdong – SHA – Exhibit A

58.

The term “Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

59.

The term “Group Companies” means the Company, the HK Co, the BVI Co, the Domestic Company, the Domestic Company Subs and any other direct or indirect Subsidiary of a Group Company collectively, and the term “Group Company” means any one of the foregoing.

60.	The term “HK Co” has the meaning ascribed to it in the Preamble to this Agreement.

61.	The term “HKIAC” has the meaning ascribed to it in Section 8.12(b).

62.

The term “Holder” means, for purposes of Exhibit B, any Person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under Exhibit B have been duly assigned in accordance with this Agreement.

63.	The term “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

64.	The term “Hony” means UNITED STRENGTH TITAN LIMITED and/or any of its Affiliates.

65.	The term “Hupo” means ABACUS VICTORY LIMITED and Hupo Capital Internet Fund L.P.and/or any of their Affiliates.

66.	The term “Included Founder Assets” has the meaning ascribed to it in Section 7.13(c)(iv).

67.	The term “Initiating Holders” has the meaning ascribed to it in Section 2.2(a) of Exhibit B.

68.	The term “Investment Restriction” has the meaning ascribed to it in Section 3.5(c).

69.

The term “Investor Directors” means collectively the Red Star Series A Director, the Dachen Series A Director, the Series Pre-A Director, the Series Angel Director, the Tiger Director, the Sequoia Director, the CTG Director, the CMC Director, the GA Director and the SVF Director, and the term “Investor Director” means any of the foregoing.

70.	The term “Investor Director Majority” means at least a majority of the Investor Directors.

71.	The term “Investor Majority” means holders of at least a majority of the Preferred Shares, voting as a single class and on an as converted basis.

72.

The term “Investors” means the Series Angel Investors, Series Angel+ Investors, Series Pre-A Investor, the Series A Investors, the Series A+ Investor, the Series B Investors, the Series B2 Investor, the Series B3 Investors, the Series B4-1 Investor, the Series B4 Investors, the Series C1 Investors, Series D Investors and Series D+ Investors, and the term “Investor” means any of the foregoing.

73.	The term “Investor’s Partners” has the meaning ascribed to it in Section 3.3(c).

74.	The term “IPO” means the Company’s first underwritten public offering of its Ordinary Shares and listing on an internationally-recognized securities exchange.

Dingdong – SHA – Exhibit A

75.	The term “Key Employees” means Mr. Liang Changlin (梁昌霖), Mr. Jiang Xu (蒋旭) and Ms. Yu Le (俞乐), and Key Employee means any of them.

76.

The term “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

77.	The term “LFC” means LFC Investment Hong Kong Limited and/or any of its Affiliates.

78.	The term “Liquidation Event” has the meaning ascribed to it in the Restated Articles.

79.

The term “Management Rights Letters” means (i) the management rights letter dated on or about the date hereof by and between the Company and SVF and (ii) and the management rights letter dated on or about the date hereof by and between the Company and Boyu.

80.	The term “Material Adverse Effect” has the meaning set forth in the Purchase Agreements.

81.	The term “Ocean Link” means Ocean De Don HK Limited and/or any of its Affiliates.

82.	The term “Offer Notice” has the meaning ascribed to it in Section 4.1(b).

83.	The term “Offeree” has the meaning ascribed to it in Section 4.1(a).

84.	The term “Ordinary Shares” means ordinary shares of the Company, par value of US$0.0001 per share in the capital of the Company.

85.	The term “Participation Period” has the meaning ascribed to it in Section 4.1(c).

86.	The term “Party” or “Parties” has the meaning ascribed to it in the Preamble of this Agreement.

87.	The term “passive assets” has the meaning ascribed to it in Section (3) of Exhibit D.

88.	The term “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

89.	The term “PFIC” has the meaning ascribed to it in Section 3.3(a).

90.	The term “PFIC Annual Information Statement” has the meaning ascribed to it in Section 3.3(b).

91.	The term “PRC” means the People’s Republic of China, which for purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region and Taiwan.

92.	The term “PRC GAAP” means the generally accepted accounting principles in PRC.

93.

The term “Preferred Shares” means the Series Angel Preferred Shares, the Series Angel+ Preferred Shares, the Series Pre-A Preferred Shares, the Series A Preferred Shares, the Series A+ Preferred Shares, the Series B Preferred Shares, the Series B2 Preferred Shares, the Series B3 Preferred Shares, the Series B4-1 Preferred Shares, the Series B4 Preferred Shares, the Series C1 Preferred Shares, the Series D Preferred Shares and the Series D+ Preferred Shares (with each of such Preferred Shares being referred to as a “Preferred Share”).

94.	The term “Principal Business” means the E-commerce business of fresh food and other groceries.

Dingdong – SHA – Exhibit A

95.	The term “Prospective Transferee” means any Person to whom any Transferor proposes to make a Transfer.

96.	The term “Pro Rata Share” has the meaning ascribed to it in Section 4.1(a).

97.	The term “Pro Rata ROFR Share” has the meaning ascribed to it in Section 6.2(b).

98.	The term “Protective Statement” has the meaning ascribed to it in Section 3.3(a).

99.	The term “Purchase Agreements” has the meaning ascribed to it in the Preamble of this Agreement.

100.	“Preferred Shareholders” shall mean the holders of the Preferred Shares of the Company.

101.	The term “Qiming” means QIMING VENTURE PARTNERS VI, L.P. and QIMING MANAGING DIRECTORS FUND VI, L.P., and/or any of their Affiliates.

102.	The term “Qualified Competitor Transfer ROFR” has the meaning ascribed to it in Section 6.1(d).

103.	The term “Qualified Competitor ROFR Exercise Period” has the meaning ascribed to it in Section 6.1(d).

104.	The term “Qualified Competitor Transfer Shares” has the meaning ascribed to it in Section 6.1(d).

105.	The term “Qualified Electing Fund” has the meaning ascribed to it in Section 3.3(a).

106.	The term “Qualified IPO” has the meaning ascribed to it in the Restated Articles.

107.	The term “Qualified Transfer” has the meaning ascribed to it in Section 6.1(d).

108.	The term “Qualified Transfer Notice” has the meaning ascribed to it in Section 6.1(d).

109.	The term “Qualified Transferor” has the meaning ascribed to it in Section 6.1(d).

110.	The term “QEF Election” has the meaning ascribed to it in Section 3.3(a).

111.	The term “Re-allotment Exercise Notice” has the meaning ascribed to it in Section 6.2(d).

112.	The term “Re-allotment Exercise Period” has the meaning ascribed to it in Section 6.2(d).

113.	The term “Re-allotment Notice” has the meaning ascribed to it in Section 6.2(c).

114.	The term “Red Star Series A Director” has the meaning ascribed to it in Section 5.1(a).

115.	The term “Redemption Closing” has the meaning ascribed to it in Section 7.13 (c)(iii).

116.	The term “Redemption Notice” has the meaning ascribed to it in Section 7.13 (c)(i).

117.	The term “Redemption Price” has the meaning ascribed to it in Section 7.13 (c)(ii).

118.	The term “Redemption Requesting Holder(s)” has the meaning ascribed to it in Section 7.13 (c)(i).

Dingdong – SHA – Exhibit A

119.

The term “register,” “registered,” and “registration” refers to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act.

120.

The term “Registrable Securities” means: (1) any Ordinary Shares (or American depositary shares any other securities derivative of the Company’s Ordinary Shares) of the Company issued or issuable pursuant to conversion of any Preferred Shares or the right of first offer, (2) any Ordinary Shares (or American depositary shares any other securities derivative of the Company’s Ordinary Shares) of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares, and (3) any other Ordinary Shares (or American depositary shares any other securities derivative of the Company’s Ordinary Shares) owned or hereafter acquired by an Investor. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under Exhibit B are not assigned in accordance with this Agreement and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

121.

The term “Registrable Securities then Outstanding” means the number of Ordinary Shares (or American depositary shares any other securities derivative of the Company’s Ordinary Shares) of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

122.

The term “Registration Expenses” means all expenses incurred by the Group Companies in complying with Sections 2, 3 and 4 of Exhibit B, including, without limitation, all registration, listing and filing fees, printing expenses, fees, and disbursements of counsel for the Group Companies, reasonable fees and disbursements of one (1) counsel for the Holders, “blue sky” fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Group Companies which shall be paid in any event by the Group Companies), all “roadshow” expenses if the underwriter or underwriters advise that a “roadshow” is advisable to complete the sale of the Registrable Securities proposed to be sold in an offering, fees charged by a depositary bank with respect to the deposit of Registrable Securities, and any liability insurance or other premiums for insurance obtained in connection with Sections 2, 3 and 4 of Exhibit B, regardless of whether such registration statement is declared effective.

123.	The term “Remaining Securities” has the meaning ascribed to it in Section 4.1(e).

124.	The term “Remaining Transfer Shares” has the meaning ascribed to it in Section 6.2(c).

125.	The term “RMB” means the Renminbi, the lawful currency of the PRC.

126.	The term “Request Notice” has the meaning ascribed to it in Section 2.1 of Exhibit B.

127.	The term “Restated Articles” means the Eighth Amended and Restated Articles attached hereto as Exhibit G (as amended from time to time).

128.

The term “Restricted Shareholder” means the Shareholders, other than EatTogether, CMC Dynamite Holdings II Limited, EatBetter Holding Limited and DDMaicai Holding Limited, the Series Angel Investors, the Series Angel+ Investors, Series Pre-A Investor, the Series A Investors, the Series A+ Investor, the Series B Investors, the Series B2 Investor, the Series B3 Investors, the Series B4-1 Investor, the Series B4 Investors, the Series C1 Investors, the Series D Investors and the Series D+ Investors and their respective successors, assigns or transferees in connection with a Transfer in compliance with this Agreement. For the avoidance of doubt, the Restricted Shareholders shall in any event include the Founder Holdco and any other Shareholder beneficially owned or Controlled by the Founder or his Affiliates and any transferee contemplated under Section 6.6(ii) (except for EatTogether, EatBetter Holding Limited and DDMaicai Holding Limited).

Dingdong – SHA – Exhibit A

129.	The term “Right of Co-Sale” has the meaning ascribed to it in Section 6.3(a).

130.	The term “Right of First Refusal” has the meaning ascribed to it in Section 6.2(b).

131.	The term “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or comparable Law in a jurisdiction other than the United States).

132.	The term “ROFR Exercise Period” has the meaning ascribed to it in Section 6.2(b).

133.	The term “SAFE” means the State Administration of Foreign Exchange and its local branches.

134.

The term “SAFE Rules and Regulations” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment or Financing and in Return Investment via Special Purpose Vehicles promulgated on July 4, 2014, and any other related guidelines, implementing rules, reporting and registration requirements issued, by the State Administration of Foreign Exchange and its local branches.

135.	The term “SEC” means the United States Securities and Exchange Commission, or comparable regulatory authority in any other jurisdiction having oversight over the trading of the Company’s Shares.

136.

The term “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (or comparable Law in a jurisdiction other than the United States).

137.	The term “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2, 3 and 4 of Exhibit B.

138.	The term “Sequoia” means SCC Growth V Holdco P, Ltd. and/or any of its Affiliates.

139.	The term “Sequoia Director” has the meaning ascribed to it in Section 5.1(f).

140.	The term “Series A Investor” has the meaning ascribed to it in the Preamble to this Agreement.

141.	The term “Series A Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(x).

142.	The term “Series A Preferred Shares” means series A preferred shares of the Company, par value US$0.0001 per share.

143.	The term “Series A+ Investor” has the meaning ascribed to it in the Preamble to this Agreement.

144.	The term “Series A+ Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(ix).

145.	The term “Series A+ Preferred Shares” means series A+ preferred shares of the Company, par value US$0.0001 per share.

Dingdong – SHA – Exhibit A

146.	The term “Series Angel Investor” or “Series Angel Investors” has the meaning ascribed to it in the Preamble to this Agreement.

147.	The term “Series Angel Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(xiii).

148.	The term “Series Angel Preferred Shares” means series Angel preferred shares of the Company, par value US$0.0001 per share.

149.	The term “Series Angel Director” has the meaning ascribed to it in Section 5.1(d).

150.	The term “Series Angel+ Investor” or “Series Angel+ Investors” has the meaning ascribed to it in the Preamble to this Agreement.

151.	The term “Series Angel+ Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(xii).

152.	The term “Series Angel+ Preferred Shares” means series Angel+ preferred shares of the Company, par value US$0.0001 per share.

153.	The term “Series B Investor” or “Series B Investors” has the meaning ascribed to it in the Preamble to this Agreement.

154.	The term “Series B Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(viii).

155.	The term “Series B Preferred Shares” means series B preferred shares of the Company, par value US$0.0001 per share.

156.	The term “Series B2 Investor” has the meaning ascribed to it in the Preamble to this Agreement.

157.	The term “Series B2 Preferred Shares” means series B2 preferred shares of the Company, par value US$0.0001 per share.

158.	The term “Series B2 Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(vii).

159.

The term “Series B2 Share Purchase Agreement” means the Series B2 Preferred Share Purchase Agreement dated December 20, 2018 by and among the Company, the Series B2 Investor and certain other parties thereto.

160.	The term “Series B3 Closing” means the “Closing” as defined in the Series B3 Share Purchase Agreement.

161.	The term “Series B3 Investor” or “Series B3 Investors” has the meaning ascribed to it in the Preamble to this Agreement.

162.	The term “Series B3 Preferred Shares” means Series B3 preferred shares of the Company, par value US$0.0001 per share.

163.

The term “Series B3 Share Purchase Agreement” means the Series B3 Preferred Share Purchase Agreement dated March 31, 2019 by and among the Company, the Series B3 Investor and certain other parties thereto.

Dingdong – SHA – Exhibit A

164.	The term “Series B3 Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(vi).

165.	The term “Series B4 Closing” means the “Closing” as defined in the Series B4 Share Purchase Agreement.

166.	The term “Series B4 Investor” or “Series B4 Investors” has the meaning ascribed to it in the Preamble to this Agreement.

167.	The term “Series B4 Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(iv).

168.	The term “Series B4 Preferred Shares” means series B4 preferred shares of the Company, par value US$0.0001 per share.

169.	The term “Series B4-1 Investor” has the meaning ascribed to it in the Preamble to this Agreement.

170.	The term “Series B4-1 Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(v).

171.	The term “Series B4-1 Preferred Shares” means series B4-1 preferred shares of the Company, par value US$0.0001 per share.

172.

The term “Series B4 Share Purchase Agreement” means the Series B4 Preferred Share Purchase Agreement dated June 6, 2019 by and among the Company, the Series B4 Investor and certain other parties thereto.

173.	The term “Series C1 Closing” means the “Closing” as defined in the Series C1 Share Purchase Agreements.

174.	The term “Series C1 Investor” or “Series C1 Investors” has the meaning ascribed to it in the Preamble to this Agreement.

175.	The term “Series C1 Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(iii).

176.	The term “Series C1 Preferred Shares” means Series C1 preferred shares of the Company, par value US$0.0001 per share.

177.

The term “Series C1 Share Purchase Agreements” means (i) the Series C1 Preferred Share Purchase Agreement dated March 29, 2020 by and among the Company, GA and certain other parties thereto, (ii) the Series C1 Preferred Share Purchase Agreement dated March 9, 2020 by and among the Company, Sequoia and certain other parties thereto, (iii) the Series C1 Preferred Share Purchase Agreement dated March 9, 2020 by and among the Company, CTG Evergreen Investment C Limited and certain other parties thereto, (iv) the Series C1 Preferred Share Purchase Agreement dated March 23, 2020 by and among the Company, CMC Dynamite Holdings IV Limited, CMC Dynamite Holdings III Limited and certain other parties, (v) the Series C1 Preferred Share Purchase Agreement dated March 17, 2020 by and among the Company, Skycus and certain other parties thereto, (vi) the Series C1 Preferred Share Purchase Agreement dated March 19, 2020 by and among the Company, Tiger and certain other parties thereto, (vii) the Series C1 Preferred Share Purchase Agreement dated March 29, 2020 by and among the Company, Ocean Link and certain other parties thereto, (viii) the Series C1 Preferred Share Purchase Agreement dated March 6, 2020 by and among the Company, Gaorong and certain other parties thereto, (ix) the Series C1 Preferred Share Purchase Agreement dated March 9, 2020 by and among the Company, Hupo Capital Internet Fund L.P. and certain other parties thereto, (x) the Series C1 Preferred Share Purchase Agreement dated March 8, 2020 by and among the Company, Hony and certain other parties thereto, and (xi) the Series C1 Preferred Share Purchase Agreements dated March 27, 2020 by and among Starquest, Qiming, BAI GmbH, LFC and certain other parties thereto.

Dingdong – SHA – Exhibit A

178.	The term “Series D Investor” or “Series D Investors” has the meaning ascribed to it in the Preamble to this Agreement.

179.	The term “Series D Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(ii).

180.	The term “Series D Preferred Shares” means Series D preferred shares of the Company, par value US$0.0001 per share.

181.	The term “Series D+ Investor” or “Series D+ Investors” has the meaning ascribed to it in the Preamble to this Agreement.

182.	The term “Series D+ Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(i).

183.	The term “Series D+ Preferred Shares” means Series D+ preferred shares of the Company, par value US$0.0001 per share.

184.	The term “Series Pre-A Director” has the meaning ascribed to it in Section 5.1(c).

185.	The term “Series Pre-A Investor” has the meaning ascribed to it in the Preamble to this Agreement.

186.	The term “Series Pre-A Liquidation Amount” has the meaning ascribed to it in Section 7.12(a)(x).

187.	The term “Series Pre-A Preferred Shares” means series Pre-A preferred shares of the Company, par value US$0.0001 per share.

188.

The term “Share Restriction Agreement” means the First Amended and Restated Share Restriction Agreement by and among the Company, the Founder, the Founder Holdco and certain other parties thereto dated May 7, 2019.

189.	The term “Shareholder” means each of the holders of Ordinary Shares or Preferred Shares and which is or becomes a party to this Agreement from time to time.

190.

The term “Shares” means (i) Ordinary Shares (whether now outstanding or hereafter issued in any context), (ii) Ordinary Shares issued or issuable upon conversion of the Preferred Shares and (iii) Ordinary Shares issued or issuable upon exercise or conversion, as applicable, of share options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Party herein or its successors or permitted transferees or assignees.

191.	The term “Starquest” means Cookico (BVI) Limited.

192.	The term “Starquest’s Related Fund” means the fund having the same or in substance the same key person, Mr. ZHENG Tuo (郑拓), as Starquest.

193.	The term “Skycus” means Skycus China Fund, L.P.

Dingdong – SHA – Exhibit A

194.	The term “Special Competitors” has the meaning ascribed to it in Section 6.1(d).

195.	The term “Subpart F Income” has the meaning ascribed to it in Section 3.3(c).

196.

The term “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person: (1) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (2) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with PRC GAAP, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies.

197.	The term “Subsidiary Board” has the meaning ascribed to it in Section 5.2.

198.	The term “SVF” means SVF II Cortex Subco (DE) LLC.

199.	The term “SVF Director” has the meaning ascribed to it in Section 5.1(j).

200.	The term “Tax” has the meaning ascribed to it in the Purchase Agreements.

201.	The term “Tiger” means Internet Fund V Pte. Ltd and/or any of its Affiliates.

202.	The term “Tiger Director” has the meaning ascribed to it in Section 5.1(e).

203.

The term “Transaction Documents” means this Agreement, the Purchase Agreements, the Restated Articles, the Management Rights Letters, the Share Restriction Agreement, Joinder Agreement, including the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby, and any other agreements, instruments or documents entered into pursuant to, or in connection with, the foregoing.

204.	The term “Transfer” has the meaning ascribed to it in Section 6.1(a).

205.	The term “Transfer Shares” has the meaning ascribed to it in Section 6.2(a).

206.	The term “Transferor” has the meaning ascribed to it in Section 6.2(a).

207.	The term “U.K. Bribery Act” has the meaning ascribed to it in Section 7.7.

208.	The term “United States Person” means any person described in Section 7701(a)(30) of the Code.

209.	The term “US$” means the United States dollar, the lawful currency of the United States of America.

210.	The term “Violation” has the meaning ascribed to it in Section 8.1of Exhibit B.

211.	The term “Warrantor” has the meaning ascribed to it in the Purchase Agreements.

Dingdong – SHA – Exhibit A

Part II Interpretation

1.

Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

2.

Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

3.	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement.

4.	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

5.

References to Documents. References to this Agreement include the Schedules and Exhibits, which form an integral part hereof. A reference to any Section, Schedule or Exhibit is, unless otherwise specified, to such Section of, or Schedule or Exhibit to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Schedule or Exhibit hereto. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, consolidated, supplemented, novated or replaced from time to time.

6.

Share Calculations. In calculations of share numbers, (i) references to a “fully-diluted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged, (ii) references to a “non-diluted basis” mean that the calculation is to be made taking into account only Ordinary Shares then in issue and under reservation, and (iii) references to an “as converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue and under reservation have been converted into Ordinary Shares. Any reference to or calculation of Shares in issue shall exclude treasury shares.

7.	Officers. References to an “officer” or the “officers” of a Person shall include the legal representative of such Person.

8.	Writing. References to “writing” and “written” include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

9.	Language. This Agreement is made in the English language.

Dingdong – SHA – Exhibit A

EXHIBIT B

REGISTRATION RIGHTS

1.	APPLICABILITY OF RIGHTS; NON-U.S. REGISTRATIONS

1.1 The Holders shall be entitled to the following rights with respect to any potential public offering of the Company’s securities (or American depositary shares or any other securities derivative of the Company’s securities) in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Company securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2 For purposes of this Agreement and Exhibit B, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, United States Law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and Laws of and equivalent Government Authority in the applicable non-U.S. jurisdiction.

2.	DEMAND REGISTRATION

2.1	Request by Holders

If the Company shall, at any time after (i) seven (7) years after the Closing, receive a written request from the Holder of at least forty percent (40%) of the Registrable Securities then Outstanding or (ii) the six (6) months following the taking effect of a registration statement for a Qualified IPO, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then Outstanding, in each case requesting that the Company file a registration statement under the Securities Act covering the registration of at least ten percent (10%) of the Registrable Securities pursuant to this Section 2, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2 or Section 4 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2(b) or 3.2(b).

2.2	Underwriting

(a) If the Holders initiating the registration request under this Section 2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered (including the Investors, if applicable) and reasonably acceptable to the Company.

Dingdong – SHA – Exhibit B

(b) Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated (i) first, to the Investors on a pro rata basis according to the number of Registrable Securities then outstanding held by each Investor requesting registration and (ii) then, to the other Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then Outstanding held by each such Holder requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are beneficially owned by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included (with the exception of an Initial Public Offering, where the underwriter(s) may exclude all of the Registrable Securities requested to be included in such registration). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

2.3	Maximum Number of Demand Registrations

The Company shall not be obligated to effect more than three (3) such registrations pursuant to this Section 2.

2.4	Deferral

Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board (including the affirmative vote of each Investor Director), it would be materially detrimental to the Company and its Shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the registration; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

3.	PIGGYBACK REGISTRATIONS

3.1 The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2 or Section 3 of this Agreement or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

Dingdong – SHA – Exhibit B

3.2	Underwriting

(a) If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.

(b) Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Investors requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Investor, third, to the other Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder and fourth, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded, unless otherwise approved by the holders of a majority of the Registrable Securities (including the Investors, if applicable). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s)，delivered at least ten (10) Business Days prior to the proposed effective date of the registration statement). Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

3.3	Not Demand Registration

Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

Dingdong – SHA – Exhibit B

4.	FORM F-3 REGISTRATION

The Company shall use its commercially reasonable efforts to maintain its ability to register the Registrable Securities on a registration statement on Form F-3 or Form S-3. In case the Company receives from any Holder or Holders of ten percent 10% of all Registrable Securities then Outstanding a written request or requests requiring the Company to effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States), and so long as the Registrable Securities and such other securities (if any) are proposed to be sold on Form S-3 at an aggregate price to the public of no less than US$5,000,000, the Company will act upon the requirements set forth in Sections 4.1, 4.2, 4.3 and 4.4 accordingly.

4.1	Notice

Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

4.2	Registration

As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 4.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

(a) if Form F-3 is not available for such offering by the Holders;

(b) if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board of Directors (including the affirmative vote of each Investor Director), it would be materially detrimental to the Company and its Shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 4; provided that the Company shall not register any of its other shares during such sixty (60) day period;

(c) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2 and 3.2; or

(d) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

4.3	Not a Demand Registration

Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

4.4	Underwriting

If the Holders of Registrable Securities requesting registration under this Section 4 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.2 shall apply to such registration.

Dingdong – SHA – Exhibit B

5.	EXPENSES

All Registration Expenses incurred in connection with any registration pursuant to Sections 2, 3 or 4 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2, 3 or 4 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (including the Investors, if applicable), unless the Holders of a majority of the Registrable Securities then Outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.

6.	OBLIGATIONS OF THE COMPANY

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible, act upon the requirements set forth in Sections 6 accordingly.

6.1	Registration Statement

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder (including the Investors, if applicable), keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

6.2	Amendments and Supplements

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

6.3	Prospectuses

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

Dingdong – SHA – Exhibit B

6.4	Blue Sky

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

6.5	Underwriting

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

6.6	Notification

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

6.7	Opinion and Comfort Letter

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration (including the Investors, if applicable), addressed to the underwriters, if any, and (ii) letters dated as of (1) the effective date of the registration statement covering such Registrable Securities and (2) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration (including the Investors, if applicable), addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

6.8	Cooperation

Cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made.

6.9	Other Reasonable Steps

Take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

Dingdong – SHA – Exhibit B

7.	FURNISH INFORMATION

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

8.	INDEMNIFICATION

In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4, the Company shall act upon the requirements set forth in Sections 8 accordingly.

8.1	By the Company

To the extent permitted by Law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c) any violation or alleged violation by the Group Companies of the Securities Act, the Exchange Act, any United States federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities Law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or any partner, officer, director, counsel, underwriter or controlling person of such Holder.

Dingdong – SHA – Exhibit B

8.2	By Selling Holders

To the extent permitted by Law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected on a several (not joint) basis, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 8.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

8.3	Notice

Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnified party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

8.4	Contribution

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related Persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of Law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Dingdong – SHA – Exhibit B

8.5	Survival

The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

8.6	Re-sale Right

The Company shall at its own cost use its best efforts to assist any Holder in the sale or disposition of, and to enable such Holder to sell under Rule 144 promulgated under the Securities Act the maximum number of, its Registrable Securities, including without limitation (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from such Holder’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to such Holder’s counsel, (c) if the Company has depository receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depository agent to convert the Holder’s securities into depository receipts or similar instruments to be deposited in such Holder’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by such Holder and (iii) taking any and all other steps necessary to facilitate the conversion into depository receipts or similar instruments. The Company acknowledges that time is of the essence with respect to its obligations under this Section, and that any delay will cause such Holder irreparable harm and constitutes a material breach of its obligations under this Agreement.

9.	NO REGISTRATION RIGHTS TO THIRD PARTIES

Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then Outstanding (including the Investors, if applicable), the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Exhibit B, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

10.	RULE 144 REPORTING

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

Dingdong – SHA – Exhibit B

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

11.	MARKET STAND-OFF

Each Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by Law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 11.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dingdong – SHA – Exhibit B

EXHIBIT C

FORM OF ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT is made on [*], 20[*], by and between [*] (the “Company”); and [*] (the “New Party”).

The Company and the New Party shall be referred to collectively as the Parties.

WHEREAS

(A) As of [*], 20[*], the Company, certain existing Shareholders of the Company and certain other parties entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”), attached hereto as Exhibit A.

(B) The New Party wishes to acquire an aggregate of [___] [Ordinary Shares] [Preferred Shares] (as defined in the Shareholders’ Agreement) in the capital of the Company and in accordance with the Shareholders’ Agreement has agreed to enter into this Assumption Agreement (the “Assumption Agreement”).

(C) The Company is entering into this Assumption Agreement on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	INTERPRETATION

In this Assumption Agreement, except as the context may otherwise require, all words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used herein.

2.	COVENANT

The New Party hereby covenants to the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Shareholders’ Agreement, and to the Company itself, to adhere to and be bound by all the duties, burdens and obligations of an party holding [Ordinary Shares] [Preferred Shares] imposed pursuant to the provisions of the Shareholders’ Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Party had been an original party to the Shareholders’ Agreement as a [Investor] [Founder Holdco] [Ordinary Shareholder] since the date thereof.

3.	ENFORCEABILITY

Each existing Party to the Shareholders’ Agreement shall be entitled to enforce the Shareholders’ Agreement against the New Party, and the New Party shall be entitled to all rights and benefits of a [Investor or Founder] under the Shareholders’ Agreement in each case as if such New Party had been an original party to the Shareholders’ Agreement since the date hereof.

4.	GOVERNING LAW

This Assumption Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflicts of law thereunder.

Dingdong – SHA – Exhibit C

5.	COUNTERPARTS

This Assumption Agreement may be signed in any number of counterparts which together shall form one and the same agreement.

6.	FURTHER ASSURANCE

Each Party agrees to take all such further action as may be reasonably necessary to give full effect to this Assumption Agreement on its terms and conditions.

7.	HEADINGS

The headings used in this Assumption Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dingdong – SHA – Exhibit C

EXHIBIT D

ANNUAL INFORMATION STATEMENT

(1)	____ This questionnaire applies to the taxable year of [*] (the “Company”) beginning on [*], 20[*], and ending on [*], 20[*].

(2)	____ PLEASE CHECK HERE IF 75% OR MORE OF THE COMPANY’S GROSS INCOME CONSTITUTES PASSIVE INCOME.

Passive income: For purposes of this test, passive income includes:

•	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

•	Net gains from the sale or exchange of property—

which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);

which is an interest in a trust, partnership, or REMIC; or

which does not give rise to income.

•	Net gains from transactions in commodities.

•	Net foreign currency gains.

•	Any income equivalent to interest.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.

(3)

____ PLEASE CHECK HERE IF THE AVERAGE FAIR MARKET VALUE DURING THE TAXABLE YEAR OF PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE FAIR MARKET VALUE OF ALL OF THE COMPANY’S ASSETS.

Note: This test is applied on a gross basis; no liabilities are taken into account.

Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:

•	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

•	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

Dingdong – SHA – Exhibit D

•	Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

•	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

•	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.

Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(4)

____ PLEASE CHECK HERE IF (A) MORE THAN 50% OF THE COMPANY’S STOCK (BY VOTING POWER OR BY VALUE) IS OWNED BY FIVE OR FEWER U.S. PERSONS OR ENTITIES AND (B) THE AVERAGE AGGREGATE ADJUSTED TAX BASES (AS DETERMINED UNDER U.S. TAX PRINCIPLES) DURING THE TAXABLE YEAR OF THE PASSIVE ASSETS HELD BY THE COMPANY EQUALS 50% OR MORE OF THE AVERAGE AGGREGATE ADJUSTED TAX BASES OF ALL OF THE COMPANY’S ASSETS.

Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.

(5)	[INVESTOR] HAS THE FOLLOWING PRO-RATA SHARE OF THE ORDINARY EARNINGS AND NET CAPITAL GAIN OF THE COMPANY AS DETERMINED UNDER U.S. INCOME TAX PRINCIPLES FOR THE TAXABLE YEAR OF THE COMPANY:

Ordinary Earnings: __________________ (as determined under U.S. income tax principles)

Net Capital Gain: ____________________ (as determined under U.S. income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.

(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:

Cash: _________________

Fair Market Value of Property: ____________________

Dingdong – SHA – Exhibit D

(7)

Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.

Dingdong – SHA – Exhibit D

The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

[*]

By:

Name:

Title:

Date:

Dingdong – SHA – Exhibit D

EXHIBIT E

List of Competitors of the Group Companies

Yonghui (永辉)

JD Daojia/7 Fresh/Dada (京东到家/7Fresh/达达)

Miss Fresh (每日优鲜)

Eleme (饿了么)

Meituan (美团)

Duodian/Wumei (多点/物美)

Freshhema (盒马)

Alibaba（阿里巴巴）

Tencent（腾讯）

Suning (苏宁)

Dingdong – SHA – Exhibit E

EXHIBIT F

CAPITALIZATION TABLE

Shareholders	Number of Shares	Shareholding Percentage
BigRain Holding Limited	1,090,876 Ordinary Shares	16.50%
DDMaicai Holding Limited	48,354 Ordinary Shares	0.73%
EatBetter Holding Limited	455,659 Ordinary Shares	6.89%
YX Venture Holdings Limited	108,766 Series Angel Preferred Shares	1.65%
Hong Kong Red Star Macalline Universal Home Furnishings Limited (香港紅星美凱龍全球家居有限公司)	177,117 Series A Preferred Shares	2.68%
Abundant Star International Limited	5,524 Series A Preferred Shares	0.08%
Shanghai Jing Zhe Xin Xi Ji Shu Company Limited	63,978 Series A Preferred Shares	0.97%
Shanghai Tong Yun Xin Xi Ji Shu Company Limited	63,979 Series A Preferred Shares	0.97%
Internet Fund V Pte. Ltd.	339,260 Series B Preferred Shares	5.13%
	20,587 Series C1 Preferred Shares	0.31%
	35,148 Series D Preferred Shares	0.53%
Gaorong Fresh Home Limited	179,701 Series Pre-A Preferred Shares	2.72%
	21,204 Series A+ Preferred Shares	0.32%
	3,554 Series B Preferred Share	0.05%
	57,902 Series C1 Preferred Shares	0.88%
ABACUS VICTORY LIMITED	37,212 Series B Preferred Shares	0.56%
Hupo Capital Internet Fund L.P.	25,734 Series C1 Preferred Shares	0.39%
SCC Growth V Holdco P, Ltd.	221,456 Series B2 Preferred Shares	3.35%
	102,937 Series C1 Preferred Shares	1.56%
	9,842 Series D Preferred Shares	0.15%
CTG Evergreen Investment C Limited	178,266 Series B3 Preferred Shares	2.70%
	16,084 Series Angel+ Preferred Shares	0.24%
	147,971 Series C1 Preferred Shares	2.24%
	14,059 Series D Preferred Shares	0.21%
CMC Dynamite Holdings Limited	178,266 Series B3 Preferred Shares	2.70%
CMC Dynamite Holdings II Limited	10,723 Series Angel+ Preferred Shares	0.16%
Ocean De Don HK Limited	101,866 Series B3 Preferred Shares	1.54%
Ocean II De Don HK Limited	64,335 Series C1 Preferred Shares	0.97%
Skycus China Fund, L.P.	101,866 Series B3 Preferred Shares	1.54%
	75,152 Series A Preferred Shares	1.14%
	26,807 Series Angel+ Preferred Shares	0.41%
	77,203 Series C1 Preferred Shares	1.17%
Cookico (BVI) Limited	139,795 Series B4 Preferred Shares	2.11%
	81,266 Series C1 Preferred Shares	1.23%
CMC Dynamite Holdings III Limited	46,598 Series B4 Preferred Shares	0.70%
	27,089 Series C1 Preferred Shares	0.41%

Dingdong – SHA – Exhibit F

QIMING VENTURE PARTNERS VI, L.P.	45,294 Series B4 Preferred Shares	0.69%
QIMING MANAGING DIRECTORS FUND VI, L.P.	1,304 Series B4 Preferred Shares	0.02%
QIMING VENTURE PARTNERS VI, L.P.	26,379 Series C1 Preferred Shares	0.40%
QIMING MANAGING DIRECTORS FUND VI, L.P.	710 Series C1 Preferred Shares	0.01%
LFC Investment Hong Kong Limited	46,598 Series B4 Preferred Shares	0.70%
	27,089 Series C1 Preferred Shares	0.41%
EatTogether Holding Limited	111,765 Series Angel+ Preferred Shares	1.69%
	103,776 Series B4-1 Preferred Shares	1.57%
BAI GmbH	9,436 Series B Preferred Shares	0.14%
	9,436 Series Angel Preferred Shares	0.14%
	65,013 Series C1 Preferred Shares	0.98%
CMC Dynamite Holdings IV Limited	77,203 Series C1 Preferred Shares	1.17%
General Atlantic Singapore DD Pte. Ltd.	257,342 Series C1 Preferred Shares	3.89%
	56,181 Series A Preferred Shares	0.85%
	41,616 Series B4-1 Preferred Shares	0.63%
	35,148 Series D Preferred Shares	0.53%
United Strength Titan Limited	25,734 Series C1 Preferred Shares	0.39%
Coatue PE Asia 48 LLC	210,890 Series D Preferred Shares	3.19%
Alpha Yasai Holdings Limited	28,119 Series D Preferred Shares	0.43%
Ocean II De Don HK Limited	14,059 Series D Preferred Shares	0.23%
Perennial VNF Inc	1,406 Series D Preferred Shares
3W Global Fund	42,178 Series D Preferred Shares	0.64%
AMF-4 Holdings Limited	42,178 Series D Preferred Shares	0.64%
Mass Ave Global Basket Holdings, LP	33,742 Series D Preferred Shares	0.51%
DST Asia VIII	175,741 Series D Preferred Shares	5.32%
DST Asia VI Investments-A	28,118 Series D Preferred Shares
DST Asia VI Investments-C	42,179 Series D Preferred Shares
DST Asia VIII Investments-1	105,446 Series D Preferred Shares
Apex Maximus Limited	84,356 Series D Preferred Shares	1.28%
Glory Earth Limited	28,119 Series D Preferred Shares	0.43%
GBA AM SPC	14,059 Series D Preferred Shares	0.21%
Cygnus Equity Starlight Ltd.	39,366 Series D Preferred Shares	0.60%
SVF II Cortex Subco (DE) LLC	386,632 Series D+ Preferred Shares	5.85%
Dynasty Orchid Limited	38,663 Series D+ Preferred Shares	0.58%
Total	6,611,411	100%

Dingdong – SHA – Exhibit F

EXHIBIT G

RESTATED ARTICLES

Dingdong – SHA – Exhibit G